EXHIBIT 2.1

NOTE TO EXHIBIT:   The schedules and exhibits to this Asset Purchase Agreement, including the Disclosure Schedule, Exhibit A Working Capital Definition, Exhibit B Form of Assumption Agreement, Exhibit C Form of Real Estate Assignment and Assumption Agreement, Exhibit D Form of Assignment of Assigned Contracts, Exhibit E Form of Deed, Exhibit F Form of Bill of Sale Exhibit G, Form of Intellectual Property Assignment, Exhibit H Accounting Methods, Exhibit I Form of Press Release, Exhibit J Form of Release, and Exhibit K Form of Transition Services Agreement are not filed herewith.  The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Explanatory Note: The Asset Purchase Agreement (the “Agreement”) contains representations and warranties by the parties thereto made only for the purposes of the Agreement. The Agreement is filed with this report only to provide investors with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or its business. A party’s representations and warranties were made solely for the benefit of the other party or parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to the party or parties making the representation and warranty if it proves to be inaccurate; (ii) may have been qualified in the Agreement by disclosures that were made to the other party or parties in connection with the negotiation of the Agreement (provided that any specific facts that contradict the representations and warranties in the Agreement in any material respect have been disclosed); (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Agreement or such other date or dates as may be specified in the Agreement.  Accordingly, they should not be relied upon by investors as statements of factual information.

ASSET PURCHASE AGREEMENT

by and among

MOTHERSON SUMI SYSTEMS LIMITED,

MSSL (GB) LIMITED and

STONERIDGE, INC.

dated as of

May 26, 2014

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of May 26, 2014, by and among MOTHERSON SUMI SYSTEMS LIMITED, a limited company incorporated under the laws of the Republic of India (“MSSL”), MSSL (GB) LIMITED, a limited company incorporated under the laws of the United Kingdom (“MSSL UK”, and collectively with MSSL, the “Purchaser”), and STONERIDGE, INC., an Ohio corporation (“Seller”).

A.           An unincorporated division of Seller and its Affiliates (including the other Asset Sellers and the Companies) are in the business of designing and manufacturing electrical power and signal distribution products and systems, primarily wiring harnesses and connectors for sale principally to the commercial, agricultural and off-highway vehicle markets, as well as assembling instrument panels for the commercial vehicle market configured to customers’ specifications, as further described in and used for financial reporting purposes for Seller’s wiring segment (the “Business”).

B.           Seller and its Affiliates, Stoneridge Electronics, Inc., a Texas corporation and wholly owned subsidiary of Seller (“SEI”), Stoneridge Control Devices, Inc., a Massachusetts corporation (“SCD”), Bolton Conductive Systems, LLC, a Michigan limited liability company and wholly owned subsidiary of Seller (“BCS”), TED de Mexico, S.A. de C.V., a company organized under the laws of Mexico and direct subsidiary of Seller (“Juarez Sub”), STONERIDGE ELECTRONICS AS, a company organized under the laws of Estonia and an indirect subsidiary of Seller (“Estonia Sub”), and STONERIDGE ASIA PACIFIC ELECTRONICS (SUZHOU) CO. LTD., a company organized under the laws of China and an indirect subsidiary of Seller (“China Sub,” and collectively with Seller, Juarez Sub, Estonia Sub, SEI, SCD and BCS, the “Asset Sellers”) own the Purchased Assets (as defined below).

C.           Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, substantially all of the assets of Seller used in the Business.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1.

Definitions

Section 1.01.         Definitions. The following terms, as used herein, have the following meanings:

“401(k) Plan Participants” shall have the meaning set forth in Section 9.02(g).

“Accounting Firm” shall have the meaning set forth in Section 2.06(b).

“Accounting Methods” shall have the meaning set forth in Section 2.06(d).

“Acquisition Transaction” shall have the meaning set forth in Section 7.09(a).

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Authority.

“Actual Closing Cash” shall have the meaning set forth in Section 2.06(c).

“Actual Closing Company Indebtedness” shall have the meaning set forth in Section 2.06(c).

“Actual Closing Net Working Capital” shall have the meaning set forth in Section 2.06(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, the other partners (in each case, who are not otherwise Affiliates of Seller) of Seller’s joint ventures, PST Eletronica Ltda and Minda Stoneridge Instruments Limited (each, a “JV Partner”), or any other business owned by such JV Partner shall not be deemed to be Affiliates of the Seller, so long as Seller or any of its Affiliates do not have a direct or indirect economic interest in such JV Partner or other business owned by such JV Partner.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 2.08.

“Arbitration Rules” shall have the meaning set forth in Section 13.14.

“Asset Sellers” shall have the meaning set forth in the Recitals.

“Assigned Contracts” shall have the meaning set forth in clause (b) of the definition of “Purchased Assets.”

“Assignment of Assigned Contracts” shall have the meaning set forth in Section 2.05(b)(x).

“Assumed Liabilities” means the following, and only the following, Liabilities arising out of or relating to the Purchased Assets: (a) all Liabilities of the Asset Sellers under each Assigned Contract to the extent such Liabilities relate to performance under each such Assigned Contract following the Closing; (b) all unpaid trade accounts payable and accrued expenses of the Asset Sellers to the extent solely related to the Business, in each case, to the extent reflected on the Final Statement and incurred in the ordinary course of business; (c) obligations under contractual warranty agreements to service the Business Products in the ordinary course of business in accordance with Section 2.02(b), but not including any Liabilities relating to product recalls, death, personal injury, or other injury to persons or damage to property arising from products sold prior to Closing (the “Retained Warranty and Recall Liabilities”); (d) all real and personal property Taxes for which Purchaser is responsible pursuant to Article 8; and (e) Environmental Liabilities relating to the condition of the Owned Real Property and the Leased Real Property, but excluding any Environmental Liabilities for property damage, personal injury or death or relating to the offsite disposal of Hazardous Substances by any Company or Asset Seller prior to Closing (such excluded Environmental Liabilities, the “Retained Environmental Liabilities”).

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“Assumption Agreement” shall have the meaning set forth in Section 2.05(b)(vi).

“BCS” shall have the meaning set forth in the Recitals.

“Bill of Sale” shall have the meaning set forth in Section 2.05(c)(xi).

“Buildings and Improvements” means, collectively, all buildings, structures, installations, fixtures, trade fixtures, building equipment and other improvements.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required by Law to close.

“Business Intellectual Property” means, collectively, the Company Intellectual Property and the Purchased Intellectual Property.

“Business” shall have the meaning set forth in the Recitals.

“Business Employee” means any individual who, as of the Closing, is actively employed (whether full- or part-time) by any Asset Seller at a Facility or otherwise primarily in the Business, or any such individual who is on short-term disability leave, authorized leave of absence of no longer than six months, military service or lay-off with recall rights as of the Closing and who is listed on Schedule 1.01-7.

“Business Products” means all products and service offerings of the Business as conducted immediately before the date hereof that are or have been made or are currently intended by the Seller to be made commercially available or otherwise provided or distributed, or under development, by, for or on behalf of the Asset Sellers, the Companies or any of their respective Affiliates.

“Cash and Cash Equivalents” shall mean the aggregate amount of the Companies’ cash and cash equivalents (including marketable securities and short term investments) on hand or in bank accounts, as determined in accordance with GAAP.

“Casualty” shall have the meaning set forth in Section 5.02(a).

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

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“CFIUS Approval” means that the parties (or their respective counsel) shall have received a written notification issued by CFIUS that it has concluded a review of any notification voluntarily provided pursuant to Exon-Florio and Section 7.03 and determined not to conduct an investigation or, if an investigation is deemed to be required, notification in writing to the parties (or their respective counsel) from CFIUS that there are no unresolved national security concerns and no U.S. Governmental Authority (including the President of the United States) will take action to suspend or prevent the consummation of the Agreement.

“Chihuahua Sub” means ALPHABET DE MÉXICO, S.A. de C.V., a company organized under the laws of Mexico and a wholly owned subsidiary of Seller.

“Chihuahua Sub Shares” means 1,810,183 “Sole Series" fully paid-up shares with a par value of $1.00 Mexican peso, which are all of the issued and outstanding capital stock of the Chihuahua Sub.

“China Assets” means all of the Purchased Assets, including Inventory, located in China.

“China Sub” shall have the meaning set forth in the Recitals.

“Cleanup Standard” shall mean the standard used to determine (a) the existence of an Environmental Condition or Contamination or (b) the adequacy or completeness of a Remedial Action under applicable Environmental Law after taking into account the following human health and environmental risk-based factors: (i) likely exposure pathways consistent with continued commercial or industrial land use; (ii) typical simulated exposure distributions; (iii) fate and transport characteristics; (iv) local geology and hydrogeology; and (v) toxicity of the material(s), or such more stringent standard as may be required under applicable Environmental Laws.

“Closing Date” shall have the meaning set forth in Section 2.05(a).

“Closing” shall have the meaning set forth in Section 2.05(a).

“Closing Balance Sheet” shall have the meaning set forth in Section 2.06(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Financial Statements” shall have the meaning set forth in Section 3.07(a).

“Companies” means collectively, the Chihuahua Sub, the Monclova Sub and the Saltillo Sub, and each individually, a “Company.”

“Company Allocable Expenses” shall have the meaning set forth in Section 2.07.

“Company Employee” means any individual who, as of the Closing, is actively employed (whether full- or part-time) by any Company, or any such individual who is on short-term disability leave, authorized leave of absence of no more than six months, military service or lay-off with recall rights as of the Closing and listed on Schedule 1.01-7.

“Company Intellectual Property” means all Intellectual Property owned by the Companies.

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“Company Inventory” means collectively all inventories and supplies located at the Facilities, and all such inventories and supplies in third party warehouses or in transit to or from the Facilities as of the Closing, in which any Company has an interest or right.

“Company IT Assets” means the personal computers, network servers, scanners, routers, hubs, switches and all other information technology hardware, whether owned or leased by any of the Companies.

“Company Leased Real Property” means all leased facilities that are specifically listed or described in Schedule 1.01-1.

“Company Leases” means all real estate lease agreements for all Company Leased Real Property.

“Company Owned Real Property” means all real estate parcels that are specifically listed or described in Schedule 1.01-2, together with all Buildings and Improvements located on or attached to such parcels, and all the applicable Company’s right, title and interest, if any, in, to and under (i) all easements, rights of way, privileges, appurtenances, strips, gores and other rights pertaining to such premises, including, without warranty, any existing development rights, (ii) any land in the bed of any street, road, avenue, open or proposed, public or private, in front of or adjoining such premises or any portion thereof, and any award to be made in lieu thereof and in and to any unpaid award for damage to such premises by reasons of change of grade of any street occurring after the date hereof, and (iii) the fixtures, equipment, machinery (and replacements thereof) now owned or hereafter acquired by the applicable Company and contained in or on the premises and used exclusively in connection with the Business.

“Condemnation” shall have the meaning set forth in Section 5.02(a).

“Consequential Damages” shall have the meaning set forth in the definition of “Covered Losses.”

“Contamination” means the presence of Hazardous Substances in soil, subsurface, surface water, or groundwater on, in, under, or from any of the Facilities at levels exceeding a Cleanup Standard or with respect to which Purchaser or any of its Affiliates incurs a Remedial Obligation with respect to a Facility.

“Contract” means any oral or written agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license or other similar arrangement or obligation.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with a Company or an Asset Seller or (ii) which together with a Company or an Asset Seller is treated as a single employer under Section 414(t) of the Code.

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“Covered Loss” means any and all losses, Liabilities, claims, damages, penalties, fines, judgments, awards, settlements, reasonable costs and expenses (including reasonable attorneys’ and accountants’ fees), in each case that are due and payable, including any of the foregoing arising under, out of or in connection with any Action, Governmental Order or award of any arbitrator of any kind, or any Law or Contract; provided, however, that (a) for purposes of determining a Covered Loss pursuant to Section 12.02(a)(i) with respect to any representation or warranty made by Seller in this Agreement, Covered Loss excludes (i) other than with respect to Seller’s Fundamental Representations, any loss or Liability or series of related losses or Liabilities which do not have an aggregate value of at least $25,000 and (ii) any loss or Liability that has been specifically accrued for or reserved against in the Final Statement (to the extent of such reserve) and (b) for all purposes of this Agreement, Covered Losses excludes any punitive, exemplary or Consequential Damages (as defined below) except to the extent they (i) are Retained Liabilities, (ii) were incurred as a result of any Third Party Claim, (iii) were probable or reasonably foreseeable and are a direct result of the related or alleged breach or (iv) arise out of or in connection with fraud, willful misconduct or intentional breach. As used herein, “Consequential Damages” are damages that are remote, speculative, indirect or arise solely from the special circumstances of Purchaser that have not been communicated to Seller.

“Customer Assignment and Assumption Agreements” shall mean the assignment and assumption agreements, in a form mutually acceptable to Purchaser and Seller, pursuant to which Seller assigns and Purchaser assumes, respectively, the rights, benefits, duties and obligations, respectively, of the Contracts referenced at numbers 1, 5 and 7 on Schedule 3.17, respectively, in each case solely to the extent related to the Business, together with the written consent to such assumption and assignment of the customer referenced in each such Contract.

“Customer Meetings” shall have the meaning set forth in Section 5.07(b).

“Data Room” means that certain virtual data room relating to the Business established by Seller and its Affiliates through RR Donnelley Venue as such data room existed on the Business Day immediately preceding the date of this Agreement.

“Deed” shall have the meaning set forth in Section 2.05(c)(x).

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser prior to or concurrently with the execution and delivery of this Agreement.

“Dispute Notice” shall have the meaning set forth in Section 2.06(e).

“Disputed Item” shall have the meaning set forth in Section 2.06(e).

“Dollars” shall have the meaning set forth in Section 13.13.

“Domain Names” means Internet electronic addresses, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“El Paso Sublease” shall have the meaning set forth in Section 2.05(b)(ix).

“Employee Plans” shall have the meaning set forth in Section 3.13(a).

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“Employees” means collectively the Company Employees and the Business Employees.

“Environment” means all natural and artificial or human-induced elements that make the existence and development of any living organism possible, including surface water, ground water, drinking water, land surface or land subsurface and indoor or ambient air.

“Environmental Claim” means any and all administrative, regulatory or judicial Actions, Governmental Orders, demands, demand letters, directives, Liens or notices of noncompliance, potential responsibility or violation by any Governmental Authority or other Person asserted against Purchaser or an Asset Seller or Company alleging liability of Purchaser or an Asset Seller or Company or any other Person arising out of, based on or relating to any Environmental Liability or Environmental Loss.

“Environmental Condition” shall mean any Release of a Hazardous Substance, to the extent such Release exceeds any applicable requirements under Environmental Law or creates a Remedial Obligation, or any noncompliance with any applicable Environmental Law, in each case as in effect on the Closing Date or at any time prior to the completion of any Remedial Action (other than ongoing monitoring).

“Environmental Costs” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements, and expenses of counsel, out-of-pocket expert and consulting fees, and out-of-pocket costs for environmental site assessments, remedial investigations, and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any Remedial Obligation, Remedial Action or Environmental Claim filed by any Governmental Authority or third party which relates to an Environmental Liability.

“Environmental Law” means any applicable Law concerning (a) pollution or Contamination, (b) the manufacture, processing, distribution, transport, use, treatment, storage, emission, discharge, release or threatened release of pollutants, contaminants, or industrial, toxic or hazardous wastes (including any Hazardous Substance) into the Environment and, (c) the protection of the Environment and human health and safety, (d) environmental impact, (e) ecological zoning of any territory and natural protected areas, (f) environmental risk, (g) air and noise emissions, (h) water supply, extraction, exploitation and use, (i) wastewater discharges, (j) natural resources and wildlife protection, (k) environmental Liability, and (l) any other environment-related area of regulation, in each case including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. § 2601 et seq., Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990, the Occupational Health and Safety Act, 29 U.S.C. § 651 et seq. and all regulations promulgated thereunder and all applicable analogous state, local and foreign Laws regulating the environmental matters specified in clauses (a) through (l) above.

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“Environmental Liability” means Liability related to the Environment, Environmental Law, Environmental Permits or an Environmental Claim.

“Environmental Loss” means any Covered Loss arising out of any Environmental Liability or Environmental Claim.

“Environmental Permits” means all Permits required by any Environmental Law.

“Equipment” shall have the meaning set forth in clause (g) of the definition of “Purchased Assets.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Errant Assets” shall have the meaning set forth in Section 6.06.

“Estimated Closing Cash” shall have the meaning set forth in Section 2.06(a).

“Estimated Closing Company Indebtedness” shall have the meaning set forth in Section 2.06(a).

“Estimated Closing Net Working Capital” shall have the meaning set forth in Section 2.06(a).

“Estonia Assets” means all of the Purchased Assets, including Inventory, located in Estonia.

“Estonia Sub” shall have the meaning set forth in the Recitals.

“Excluded Assets” means (a) all Intellectual Property of any Asset Seller and its Affiliates other than the Purchased Intellectual Property, (b) any proceeds or payments due to refunds or reductions in an amount payable from a vendor that relates to a contractual overpayment under any of the Assigned Contracts by any Asset Seller or its Affiliates prior to the Closing, (c) Tax refunds or credits of any Asset Seller or relating to the Business or Purchased Assets with respect to a period ending on or before the Closing Date, (d) all rights, Actions, credits, refunds and rights of set-off against third parties pertaining to the Excluded Assets or Retained Liabilities, (e) all assets, properties and rights of any Asset Seller and its Affiliates that do not primarily relate to the Business or in the case of IT Assets, that primarily relate but do not exclusively relate to the Business and which IT Assets are identified in Schedule 1.01-3, (f) all Employee Plans sponsored by any Asset Seller, and (g) item 2 reflected on Schedule 3.31.

“Exon-Florio” means the Exon-Florio amendments to the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007 (50 U.S.C. App. § 2170).

“Exon-Florio Filing” means a final joint voluntary notice in accordance with Exon-Florio.

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“Export Approvals” shall have the meaning set forth in Section 3.28(a).

“Export Control Laws” shall have the meaning set forth in Section 3.28.

“Facilities” means collectively the Leased Real Property and the Owned Real Property and, in each case, all Buildings and Improvements thereon.

“FCPA” shall have the meaning set forth in Section 3.29(a).

“Final Purchase Price Allocation” shall have the meaning set forth in Section 2.08.

“Final Statement” shall have the meaning set forth in Section 2.06(k).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree, citation or award entered by or with any Governmental Authority.

“Hazardous Substance” means any material, chemical, waste, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is or is identified as hazardous, acutely hazardous, toxic, a pollutant, or a contaminant under any applicable Environmental Law (including any material or substance that is listed as “hazardous” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.), and analogous materials or substances in any jurisdiction where Purchased Assets are located or Asset Sellers or Companies have conducted operations, including any petroleum or petroleum-derived products, chlorinated solvents, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Clearance” shall have the meaning set forth in Section 7.02(a).

“Indebtedness” means, with respect to any Person, any liability (a) for borrowed money, including the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties thereon, (b) for the payment of money relating to leases that are required by GAAP to be classified as capitalized lease obligations for all or any part of the deferred purchase price of property or services (other than trade payables), (c) for money owed under a credit facility, (d) evidenced by any note, bond, debenture or other debt security (including a purchase money obligation), (e) that would be required to be reflected as debt on a consolidated balance sheet of any of the Asset Sellers, the Companies or their respective Affiliates or any of the foregoing as of the relevant date, (f) consisting of cash overdrafts, book overdrafts or bank account overdrafts, (g) for guarantees of or recourse against any assets of such Person for obligations of others described in (a) through (f), (h) related to cut but uncashed checks, and (i) relating to amounts owed to any Affiliates other than trade account payables incurred in the ordinary course of business.

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“Initial Purchase Price” shall have the meaning set forth in Section 2.04.

“Insurance/Award Proceeds” shall have the meaning set forth in Section 5.02(a)(i).

“Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Domain Names, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; moral and economic rights or authors and inventors; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.

“Intellectual Property Assignment” shall have the meaning set forth in Section 2.05(c)(xiii).

“Intercompany Contracts” shall have the meaning set forth in Section 3.17(d).

“Inventory” means collectively the Purchased Inventory and the Company Inventory.

“IRS” means the United States Internal Revenue Service.

“IT Assets” shall have the meaning set forth in clause (n) of the definition of “Purchased Assets.”

“IT Contracts” shall have the meaning set forth in clause (o) of the definition of “Purchased Assets.”

“ITAR” shall have the meaning set forth in Section 3.28.

“ITAR Registration” shall have the meaning set forth in Section 7.12.

“Juarez Sub” shall have the meaning set forth in the Recitals.

“Judgment Currency” shall have the meaning set forth in Section 13.13.

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“JV Partner” shall have the meaning set forth in the definition of “Affiliate.”

“Knowledge” means the knowledge, after reasonable inquiry, with respect to Seller, of any person listed in Schedule 1.01-4(a), and with respect to Purchaser, of any person listed on Schedule 1.01-4(b).

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.

“Lease Agreements” shall have the meaning set forth in clause (j) of the definition of “Purchased Assets.”

“Leased Real Property” means, collectively, the Company Leased Real Property and the Seller Leased Real Property.

“Liability” means any direct or indirect liability, obligation, guaranty, claim, loss, damage, deficiency, cost or expense, whether relating to payment, performance or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP.

“Lien” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way or other encumbrance of any kind, other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.

“Material Adverse Effect” means any event, change, development or circumstance, other than those set forth on Schedule 5.01, that, individually or together with any one or more other events, changes, developments or circumstances, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, condition (financial or otherwise), Liabilities, operations or results of operations of the Business, or on the Purchased Assets or the Assumed Liabilities, or (ii) the ability of Seller to perform its obligations under this Agreement or any Transaction Agreement in a timely manner or to consummate the transactions contemplated by this Agreement or the Transaction Agreements without material delay. Notwithstanding the foregoing, any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (i) any conditions generally affecting the industry in which the Business operates, unless the Business is disproportionately affected by such conditions; (ii) any conditions in the United States general economy or the general economy in the geographic area in which the Facilities operate or developments or changes therein unless the Business is disproportionately affected by such conditions; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) the failure of the financial or operating performance of the Business to meet internal projections or budgets for any period prior to, on or after the date of this Agreement provided there has been no material breach of this Agreement by Seller; (v) any action taken or omitted to be taken by or at the request or with the consent of Purchaser or otherwise required or specifically permitted to be taken by the terms of this Agreement; (vi) the announcement of this Agreement or the transactions contemplated hereby; or (vii) changes in any Laws or GAAP after the date of this Agreement.

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“Material Contracts” shall have the meaning set forth in Section 3.17(a).

“Material Customers” shall have the meaning set forth in Section 3.25(a).

“Material Suppliers” shall have the meaning set forth in Section 3.25(b).

“Monclova Sub” means ALPHABET DE MÉXICO DE MONCLOVA, S.A. de C.V., a company organized under the laws of Mexico and a wholly owned subsidiary of Seller.

“Monclova Sub Shares” means 50,000 Series “B” fully paid-up shares with a par value of $1.00 Mexican pesos, which are all of the issued and outstanding capital stock of the Monclova Sub.

“Names” shall have the meaning set forth in Section 7.06(a).

“Net Working Capital” means the sum of the asset accounts set forth on Exhibit A-1, less the sum of the liability accounts set forth on Exhibit A-2, in each case to the extent such underlying assets or liabilities will be assigned to or assumed by Purchaser, respectively, as the case may be, and in each case calculated using the Accounting Methods and in accordance with the sample calculation set forth on Exhibit A-3. In determining Net Working Capital, (i) the value of Inventory that are China Assets or Estonia Assets shall not be considered, (ii) items reflected on Schedule 3.31 shall not be reflected in the value of Inventory, and (iii) warranty claims arising in the ordinary course of business before May 15, 2014 shall be reserved against in an amount of at least $277,000 and warranty claims arising after May 15, 2014 shall be reserved against in accordance with the Accounting Methods and consistent with the past practices of the Business.

“Net Working Capital Target” means $39,500,000.

“Non-Assigned Contract” shall have the meaning set forth in Section 7.10(a).

“Omitted Assets” shall have the meaning set forth in Section 5.05.

“Owned Real Property” means, collectively, the Company Owned Real Property and the Seller Owned Real Property.

“Permits” shall have the meaning set forth in Section 3.12(b).

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“Permitted Liens” means: (i) Liens that relate to Taxes imposed upon any Asset Seller or any Company that are not yet due and payable; (ii) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business consistent with past practice; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) mechanics’, carriers’, workers’, repairers’ and similar Liens imposed upon any Asset Seller or any Company arising or incurred in the ordinary course of business consistent with past practice, for which bonds have been posted; (v) Real Estate Contracts and other leases, subleases, licenses or other occupancy agreements; (vi) any Laws affecting any Facility; (vii) any utility company or Governmental Authority rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Facilities or other general easements granted to Governmental Authorities in the ordinary course of developing or operating a Facility; and (viii) any matters which would be shown by a current, accurate survey of the applicable Facility; provided, however, that in the case of clauses (v) through (viii), none of the foregoing, individually or in the aggregate, would reasonably be expected to materially and adversely affect, in any material respect, the continued use of the property to which they relate in the conduct of the Business as currently conducted thereon.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Straddle Period” means the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period.

“Post-Closing Tax Period” shall have the meaning set forth in Section 8.03(b).

“Pre-Closing Appeals” shall have the meaning set forth in Section 8.03(b).

“Pre-Closing Straddle Period” means the period of the Straddle Period that extends before the Closing Date through the Closing Date.

“Pre-Closing Tax Period” means all taxable periods or portions thereof ending on or before the Closing Date.

“Prepaid Expenses” shall have the meaning set forth in clause (f) of the definition of “Purchased Assets.”

“Pro Forma Financial Statements” shall have the meaning set forth in Section 3.07(a).

“Product Recall Liabilities” shall have the meaning set forth in Section 2.02(b).

“Property Tax Refunds” shall have the meaning set forth in Section 8.03(b).

“Purchase Price” shall have the meaning set forth in Section 2.04.

“Purchased Assets” means, collectively, the Purchased Shares and all other assets, properties, interests and rights of any Asset Seller that primarily relate to or, in the case of the IT Assets and IT Contracts specified below exclusively relate to, the Business, whether tangible or intangible, real, personal or mixed, wherever located, including the following, without duplication:

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(a)          all inventories and supplies located at the Facilities, and all such inventories and supplies in third party warehouses or in transit to or from the Facilities as of the Closing (collectively the “Purchased Inventory”);

(b)          all Contracts (including (i) the Real Estate Contracts, (ii) the Lease Agreements, (iii) the IT Contracts and (iv) the intercompany Contracts set forth on Schedule 1.01-5(b)), excluding any Employee Plans or Contracts for information technology software or services other than the IT Contracts, but with regard to the Contracts referenced at numbers 1, 5 and 7 on Schedule 3.17, solely to the extent related to the Business, including all rights under or pursuant to all warranties, representations and guaranties made by suppliers or service providers in connection with the Business or the Purchased Assets (collectively, the “Assigned Contracts”), and all rights and benefits thereunder;

(c)          Intellectual Property set forth in Schedule 1.01-5(c) (collectively, the “Purchased Intellectual Property”) and all rights thereto to sue and collect damages for future infringement, misappropriation or other violation of such Purchased Intellectual Property;

(d)          all of any Asset Seller’s right, title and interest as of the Closing in and to the Receivables;

(e)          all guarantees and warranties of third parties;

(f)          all of any Asset Seller’s refunds, security deposits, prepaid rent and prepaid expenses and all vendor, utility and other deposits relating to Seller Leased Real Property (collectively, the “Prepaid Expenses”);

(g)          all fixed assets and tangible personal property, whether owned or leased, including fixtures, building equipment, fittings, furniture, furnishings, machinery, office equipment, and other tangible personal property, other than the IT Assets (collectively, the “Equipment”);

(h)          all Permits, to the extent transferrable;

(i)          all real estate parcels that are specifically listed or described in Schedule 1.01-5(i), together with all Buildings and Improvements located on or attached to such parcels, and all of the applicable Asset Seller’s right, title and interest, if any, in, to and under (i) all easements, rights of way, privileges, appurtenances, strips, gores and other rights pertaining to such premises, including, without warranty, any existing development rights, (ii) any land in the bed of any street, road, avenue, open or proposed, public or private, in front of or adjoining such premises or any portion thereof, and any award to be made in lieu thereof and in and to any unpaid award for damage to such premises by reasons of change of grade of any street occurring after the date hereof, and (iii) the Equipment contained in or on the premises and used exclusively in connection with the Business (collectively, the “Seller Owned Real Property”);

(j)          all real estate lease agreements (collectively, the “Lease Agreements”) for all leased facilities, including facilities leased by any Affiliate of the Asset Sellers but used in the Business, listed in Schedule 1.01-5(j) (collectively, the “Seller Leased Real Property”), together with all deposits, prepayments, guaranties, letters of credit and any other security related thereto held by the lessor;

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(k)          all reciprocal easement agreements, operating agreements, supplemental agreements and any other document or instrument setting forth rights or obligations appurtenant to or with respect to the Seller Leased Real Property or Seller Owned Real Property (collectively, “Real Estate Contracts”);

(l)          any Buildings and Improvements owned by any Asset Seller and located on or appurtenant to the Seller Leased Real Property (and all title documents, surveys, related construction plans and documents and related real estate files in any Asset Seller’s or its Affiliates’ possession or control with respect to the Seller Leased Real Property);

(m)          copies of all files, documents, instruments, papers, books and records (whether in paper, digital or other tangible or intangible form), including all financial records, Tax records (other than consolidated Tax records), technical information, operating and production records, quality control records, blueprints, research and development notebooks and files, customer credit data, manuals, engineering and scientific data, sales and promotional literature, drawings, technical plans, business plans, budgets, price lists, lists of customers and suppliers and human resources and employee benefits data;

(n)          the personal computers, network servers, scanners, routers, hubs, switches and all other information technology hardware that exclusively relate to the Business, whether owned or leased by any Asset Seller (the “IT Assets”);

(o)          all Contracts for information technology software or services that exclusively relate to the Business (the “IT Contracts”);

(p)          all Actions and other rights of recovery, set off or recoupment of any kind against any Person, except to the extent such claim, cause of action or other right relates to an Excluded Asset or Retained Liability;

(q)          all rights of recovery under insurance policies to the extent relating to the operation of the Business or the Purchased Assets, except in each case to the extent such claim, cause of action or other right relates to an Excluded Asset or Retained Liability; and

(r)          all goodwill to the extent related to the Business or any of the foregoing;

excluding, in each case, the Excluded Assets. “To the extent relating to” means such amount or quantity that is capable of either being partially attributed to or partially allocated to the Business.

“Purchased Intellectual Property” shall have the meaning set forth in clause (c) of the definition of “Purchased Assets.”

“Purchased Shares” means, collectively, the Chihuahua Sub Shares, the Monclova Sub Shares and the Saltillo Sub Shares.

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“Purchaser Group Health Plan” shall have the meaning set forth in Section 9.02(b).

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 12.02(a).

“Purchased Inventory” shall have the meaning set forth in clause (a) of the “Purchased Assets.”

“Purchaser Tax Act” shall have the meaning set forth in Section 8.06(a).

“Purchaser” shall have the meaning set forth in the Preamble.

“RBI” shall have the meaning set forth in Section 6.07.

“Real Estate Assignment and Assumption Agreements” shall have the meaning set forth in Section 2.05(b)(vii).

“Real Estate Contracts” shall have the meaning set forth in clause (k) of the definition of “Purchased Assets.”

“Receivables” means all accounts receivable, notes receivable and other indebtedness due and owing to any Asset Seller, any Company or any of their respective Affiliates as of the Closing to the extent arising out of the operation or conduct of the Business, including all trade accounts receivable (including intercompany trade accounts receivable) representing amounts receivable in respect of products sold or services rendered prior to the Closing and the full benefit of any security for such accounts or debts.

“Recent Pro Forma Financial Statements” shall have the meaning set forth in Section 3.07(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Substance into the Environment and any condition that results in the exposure of a Person to a Hazardous Substance.

“Remedial Action” means any action to the extent required to remediate, investigate, clean up, remove, treat, or otherwise mitigate Contamination or a Release of Hazardous Substances which exceeds a Cleanup Standard or to complete post-remedial investigations, monitoring, operation and maintenance or other care with respect thereto.

“Remedial Obligation” means an affirmative legal obligation under applicable Environmental Laws to conduct or fund a Remedial Action. “Remedial Obligation” will not include any such obligation to the extent arising from any investigation, report, or notification to a Governmental Authority, which investigation, report, or notification is not required pursuant to Environmental Laws.

“Representatives” shall have the meaning set forth in Section 7.09(a).

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“Required Regulatory Approval” means all consents, approvals or authorizations of, or filings with or notifications to Governmental Authorities, including under the HSR Act or to the U.S. Department of State pursuant to the International Traffic in Arms Regulations.

“Restricted Business” means designing, manufacturing, assembling, selling or distributing (a) wiring harnesses and connectors and (b) instrument panels. Restricted Business specifically excludes designing, manufacturing, assembling, selling or distributing (v) active electronic components or systems, (w) electronic modules or ECUs for various modules (including body, door, etc.), (x) printed circuit board systems incorporating solid state electronics including micro-processors, field effect transistors, and the like, (y) instrument clusters and (z) connectors integrated into products designed and manufactured by Seller or its Affiliates that are outside the scope of the Restricted Business. Seller and its Affiliates may (i) design, manufacture and assemble such wiring harnesses for internal use as are integral to the design of products manufactured or assembled by Seller or its Affiliates that are outside the scope of the Restricted Business and (ii) manufacture wiring harnesses that Seller currently purchases from unaffiliated third parties for internal use and integration into products designed and manufactured by Seller and its Affiliates that are outside the scope of the Restricted Business, in each case with the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

“Restricted Territory” means anywhere in the world.

“Retained Environmental Liabilities” shall have the meaning set forth in clause (e) of the definition of “Assumed Liabilities.”

“Retained Liabilities” shall have the meaning set forth in Section 2.02.

“Retained Warranty and Recall Liabilities” shall have the meaning set forth in clause (c) of the definition of “Assumed Liabilities.”

“Saltillo Sub” means ALPHABET DE SALTILLO, S.A. de C.V., a company organized under the laws of Mexico and a wholly owned subsidiary of Seller.

“Saltillo Sub Shares” means 50,000 Series “B” fully paid-up shares with a par value of $1.00 Mexican pesos, which are all of the issued and outstanding capital stock of the Saltillo Sub.

“SEI” shall have the meaning set forth in the Recitals.

“Seller Group Health Plan” shall have the meaning set forth in Section 9.02(b).

“Seller Indemnified Parties” shall have the meaning set forth in Section 12.03(a).

“Seller Leased Real Property” shall have the meaning set forth in clause (j) of the definition of “Purchased Assets.”

“Seller Owned Real Property” shall have the meaning set forth in clause (i) of the definition of “Purchased Assets.”

“Seller Tax Returns” shall have the meaning set forth in Section 8.05(b)(ii).

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“Seller Welfare Plans” shall have the meaning set forth in Section 9.02(c).

“Seller’s Fundamental Representations” shall mean the representations set forth in Sections 3.01(a) (Organization), 3.02 (Authority; Enforceability), 3.03(a), (b) and (d) (Non-Contravention), 3.05 (The Purchased Shares), 3.06 (Equity of the Companies), 3.19 (Title to the Purchased Assets; Sufficiency of the Purchased Assets), 3.29 (Compliance with Anti-Corruption Laws) and 3.32 (Brokers’ and Finders’ Fees).

“Seller” shall have the meaning set forth in the Preamble.

“Statement” shall have the meaning set forth in Section 2.06(c).

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“Tax Claim” shall have the meaning set forth in Section 8.06(c)(i).

“Tax Returns” means any return, declaration, report, claim for refund or information return required to be filed with any Taxing Authority in connection with Taxes, and any supplement, attachment, schedule or amendment thereto.

“Tax” means all federal, state, municipal, county, local or foreign taxes, fees, levies or other assessments imposed by a Taxing Authority, including income, gross receipts, excise, real and personal property, municipal, capital, sales, use, value added tax, transfer, license, employment, payroll, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, compensatory quotas, duties, profits, withholding, social security (or similar), unemployment, disability, estimated, alternative or add-on minimum, and such term shall include (a) any interest, penalties, or additions to tax attributable to such taxes, fees, levies or other assessments, whether disputed or not, and (b) with respect to any taxes imposed by a Governmental Authority of the United Mexican States, any inflationary adjustments, surcharges and fines.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Date” shall have the meaning set forth in Section 11.01(b).

“Third-Party Claim” shall have the meaning set forth in Section 12.05(a).

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“Transaction Agreements” means, collectively, the Assumption Agreement, the Real Estate Assignment and Assumption Agreements, the Bill of Sale, the Transition Services Agreement, the Deed, the Warren Sublease, the El Paso Sublease, the Assignment of Assigned Contracts, the Intellectual Property Assignment, and the other agreements, instruments and documents required to be delivered in connection with this Agreement and the transactions contemplated hereby.

“Transaction Bonus Amount” means the sum of (a) all bonuses or other payments (regardless of form) payable on or after the Closing Date to any employees, directors, independent contractors, officers, or consultants of any Company in connection with the transactions contemplated hereby as listed on Schedule 1.01-8, and (b) the employer portion of any payroll, Social Security, unemployment or similar Taxes payable in connection with such bonuses or other payments. Transaction Bonus Amount shall not include any retention bonus, severance or other amount payable in connection with any retention bonus or severance agreement entered into by Purchaser or any of its Affiliates with any Transferred Employee or Company Employee.

“Transfer Taxes” shall have the meaning set forth in Section 8.04(a).

“Transferred Employees” shall have the meaning set forth in Section 9.01(a).

“Transition Services Agreement” shall have the meaning set forth in Section 2.05(b)(xi).

“Unresolved Items” shall have the meaning set forth in Section 2.06(f).

“Warranty Claim” shall have the meaning set forth in Section 3.20.

“Warren Sublease” shall have the meaning set forth in Section 2.05(b)(viii).

“WARN Act” shall have the meaning set forth in Section 2.02(a).

Section 1.02.         Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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ARTICLE 2.

Purchase and sale

Section 2.01.         Assets.

(a)          Purchased Assets; Excluded Assets. Except as otherwise provided in Section 2.01(b), at the Closing, Purchaser agrees to purchase from the Asset Sellers, and Seller agrees to, and agrees to cause each other Asset Seller to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser, all of each Asset Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, other than, in the case of all Purchased Assets other than the Purchased Shares, Permitted Liens. Purchaser shall not purchase or acquire or otherwise obtain any right, title or interest in any Excluded Asset.

(b)          China Assets; Estonia Assets. Upon termination of the Transition Services Agreement with respect to the China Assets and the Estonia Assets, respectively, Purchaser agrees to purchase from the Asset Sellers, and Seller agrees to, and agrees to cause each other Asset Seller to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser, all of each Asset Seller’s right, title and interest in, to and under the China Assets and the Estonia Assets, respectively, in each case other than Inventory, free and clear of all Liens, other than Permitted Liens; provided that Seller and its Affiliates (including the Asset Sellers) shall retain any accounts receivable owed by the Purchaser or its Affiliates pursuant to the Transition Services Agreement. The China Assets and Estonia Assets consisting of Inventory will be purchased by Purchaser from the Asset Sellers from time to time in accordance with the terms of the Transition Services Agreement and all such Inventory remaining will be purchased by Purchaser upon termination of the Transition Services Agreement with respect to the China Assets and the Estonia Assets, respectively.

(c)          Designation of Acquiror. On or before Closing, Purchaser may designate one or more of its Affiliates to receive title to all or any portion of the Purchased Assets and Purchased Shares or to assume all or any portion of the Assumed Liabilities. Notwithstanding the foregoing, Purchaser shall continue to be entitled to all of its rights and remedies, and shall not be released from any of its duties or obligations, under this Agreement as a result of or in connection with any such designation.

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Section 2.02.         Assumed Liabilities; Retained Liabilities.

(a)          Effective from and after the Closing, Purchaser shall assume, and shall thereafter pay, perform and observe fully and timely, the Assumed Liabilities. Notwithstanding anything to the contrary contained in this Agreement, other than to the extent of the Assumed Liabilities, Purchaser shall not assume, and shall not be obligated to pay, perform or observe, any Liabilities of the Asset Sellers, including the following (collectively, the “Retained Liabilities”): (i) all Indebtedness; (ii) all Liabilities (A) for Taxes that relate to the Purchased Assets, the Business or the Assumed Liabilities for Taxable periods (or portions thereof) ending on or before the Closing Date, (B) for payments under any Tax allocation, sharing or similar agreement that relate to the Purchased Assets, the Business or the Assumed Liabilities, (C) imposed under any bulk transfer Law of any jurisdiction, under any de facto merger Law, successor liability Law or any other Law or as a result of the application of Section 6901 of the Code or any similar Law, in each case with respect to the Purchased Assets, the Business or the Assumed Liabilities, (D) for income Taxes of Seller or any of its Affiliates and (E) for Seller’s or any Affiliate’s share of any Transfer Taxes; (iii) all Liabilities relating to or arising under any Excluded Assets; (iv) all Liabilities relating to the operation of the Business and the ownership of the Purchased Assets on or before the Closing Date other than the Assumed Liabilities; (v) all Product Recall Liabilities and all product liability claims for death, personal injury, other injury to persons or damage to property relating to Business Products sold by the Business prior to the Closing; (vi) all Retained Environmental Liabilities; (vii) all Liabilities arising or occurring on or prior to the Closing Date relating to the employment or termination of employment of any Transferred Employees, including all obligations and Liabilities relating to compensation, benefits, severance and Liabilities under the Workers Adjustment and Retraining Notification Act and similar Laws (collectively, the “WARN Act”) arising on or before the Closing Date; (viii) all Liabilities, whether arising before, on or after the Closing Date, relating to any Business Employees who are not Transferred Employees, other than as set forth in the Transition Services Agreement with respect to the Business Employees employed by Juarez Sub, Estonia Sub, or China Sub, and (vix) all Liabilities associated with items 4 and 5 on Schedule 3.31.

(b)          Product Recall.

(i)          Purchaser shall have responsibility after Closing for the management of all proceedings relating to product recalls for Business Products sold by the Business prior to the Closing, and all costs, Liabilities and expenses relating to any such product recall shall be the sole responsibility of Seller (the “Product Recall Liabilities”). In the event that after the Closing Date, Purchaser (A) receives notice with respect to a product recall relating to Business Products manufactured or sold by the Business prior to the Closing Date or (B) determines in Purchaser’s reasonable business judgment that it is advisable, or is required by a notice from a Governmental Authority, to undertake a recall of any Business Products manufactured or sold by the Business prior to the Closing Date, then, in each case, Purchaser shall (1) notify Seller of such circumstance within 20 Business Days of the receipt of such notice or the date of such determination, as applicable, and (2) not enter into any agreement with any claimants with respect to such product recall or with a Governmental Authority, without first permitting Seller the reasonable opportunity to review and comment on such agreement or proposed recall. In connection therewith, Purchaser shall provide Seller with reasonable access in a manner that shall not unduly interfere with Purchaser’s operations of the Business to Purchaser’s employees who would be in a position to evaluate the merits of any product recall. Such employees will assist Seller and Purchaser shall consider Seller’s comments in good faith in deciding whether to enter into an agreement with any claimant, including any Governmental Authority. If Seller does not respond within 15 Business Days after receipt of notice thereof, such claims shall be considered to be approved by Seller for purposes of this Section 2.02. No delay or failure to give such notice by Purchaser to Seller shall adversely affect any of the rights or remedies that Purchaser has under this Agreement, or alter or relieve Seller of its obligations to indemnify Purchaser except to the extent that such delay or failure has materially prejudiced Seller. Purchaser shall undertake or honor, as applicable, with respect to the Business Products manufactured or sold prior to the Closing Date, the Warranty Claims (in each case, not involving product recall, death, personal injury, other injury to persons or damage to property) in substantially the same manner as undertaken, processed, approved and performed, as the case may be, by Seller and its Affiliates in connection with the Business prior to the Closing Date.

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(ii)         All product liability claims for death, personal injury, other injury to persons or damage to property shall be a Retained Liability in accordance with Section 2.02(a)(v).

Section 2.03.         Assignment of Contracts and Rights.

(a)          Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract or any Contract to which any of the Asset Sellers or the Companies is a party or any claim or right or any benefit arising thereunder or resulting therefrom if and for so long as such assignment, without the approval, consent or waiver of a third party thereto or Governmental Authority, would constitute a breach or other contravention of such Assigned Contract or other Contract or in any way adversely affect the rights of Purchaser, any Asset Seller or any Company thereunder. If such approval, consent or waiver is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Purchaser or any Asset Seller thereunder so that Purchaser would not in fact receive all such rights, Purchaser and Seller will cooperate in a mutually agreeable, commercially reasonable arrangement under which Purchaser or any or all of the Companies, as applicable, would obtain the benefits and perform and discharge the obligations thereunder, and under which Seller would enforce or cause to be enforced for the benefit of Purchaser or any or all of the Companies, as applicable, at Purchaser’s sole cost and expense, with Purchaser being responsible for the performance and discharge of the Asset Seller’s obligations, any and all rights of the Asset Seller against a third party. Seller shall not be required to make, or to cause to be made, any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such approval, consent or waiver.

(b)          Notwithstanding the fact that the Contract referenced at number 3(i) of Schedule 3.16 otherwise constitutes an Assigned Contract, such Contract shall not be deemed an Assigned Contract to be sold, conveyed, transferred, assigned and delivered to Purchaser if (i) the aggregate amount of fees or costs for such Contract to be transferred and assigned to Purchaser exceeds $50,000 and (ii) Purchaser provides notice to Seller prior to the Closing that such Contract shall not be deemed an Assigned Contract to be sold, conveyed, transferred and delivered to Purchaser pursuant to this Agreement.

Section 2.04.         Purchase Price. At the Closing, in consideration for the transfer by the Asset Sellers to Purchaser of the Purchased Assets, Purchaser shall (i) assume the Assumed Liabilities as provided in Section 2.02 and (ii) pay to Seller or its designee(s) by wire transfer of immediately available funds to an account or accounts designated by Seller to Purchaser the following amounts (collectively, the “Initial Purchase Price” and, as adjusted pursuant to Section 2.06 and Section 8.07, the “Purchase Price”):

(a)          $65,700,000;

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(b)          plus the amount of Estimated Closing Cash;

(c)          (i) plus the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Net Working Capital Target, or (ii) minus the amount, if any, by which the Estimated Closing Net Working Capital is less than the Net Working Capital Target;

(d)          less the Estimated Closing Company Indebtedness; and

(e)          less the amount of estimated Company Allocable Expenses at Closing, as determined in accordance with Section 2.07.

Section 2.05.         Closing and Closing Deliveries.

(a)          Closing. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Tucker Ellis LLP, 950 Main Avenue, Suite 1100, Cleveland, Ohio, or by exchange of PDF transmissions, as soon as practicable, but in no event later than the tenth Business Day after the satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as Purchaser and Seller may agree (the date on which the Closing occurs, the “Closing Date”). Legal title, equitable title and risk of loss with respect to the Purchased Assets will transfer to Purchaser at the Closing, which transfer will be deemed effective for accounting and other computational purposes as of 11:59 p.m. (Eastern Standard Time) on the Closing Date.

(b)          Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(i)          the Initial Purchase Price payable to Seller as set forth in Section 2.04;

(ii)         the certificate to be delivered by Purchaser pursuant to Section 10.03(a)(iii);

(iii)        the organizational documents of Purchaser, the effectiveness of which is certified as of a recent date by the Secretary of State of its state of organization;

(iv)        a certificate of the Secretary of State of its state of organization as to the good standing as of a recent date of Purchaser;

(v)         a certificate of an officer of Purchaser, given by such officer on behalf of Purchaser and not in such officer’s individual capacity, certifying as to the governing documents of Purchaser and as to resolutions of the governing body of Purchaser authorizing this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby;

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(vi)        an assumption agreement in substantially the form of Exhibit B, pursuant to which Purchaser will assume the Assumed Liabilities that are not assumed pursuant to any other Transaction Agreement (the “Assumption Agreement”), duly executed by Purchaser in favor of the Asset Sellers;

(vii)       the Customer Assignment and Assumption Agreements, each duly executed and acknowledged by the Purchaser;

(viii)      instruments of assignment and assumption in substantially the form of Exhibit C, pursuant to which Seller or its Affiliate will have assigned all of its right, title and interest and Purchaser will assume all obligations thereunder in the Lease Agreements and the Real Estate Contracts (collectively, the “Real Estate Assignment and Assumption Agreements”), each duly executed and acknowledged by the Purchaser;

(ix)         a Sublease Agreement pursuant to which Purchaser will sublease a portion of the facilities located in Warren, Ohio to Seller in form mutually acceptable to Seller and Purchaser substantially consistent with the terms set forth on Schedule 2.05(b)(viii) (the “Warren Sublease”), duly executed and acknowledged by Purchaser;

(x)          a Sublease Agreement pursuant to which Purchaser will sublease a portion of the facilities located in El Paso, Texas to Seller in form mutually acceptable to Seller and Purchaser substantially consistent with the terms set forth on Schedule 2.05(b)(ix) (the “El Paso Sublease”), duly executed and acknowledged by Purchaser;

(xi)         an assignment of contracts in substantially the form of Exhibit D, pursuant to which each Asset Seller will assign to Purchaser the Assigned Contracts (other than the Lease Agreements and the Real Estate Contracts) (the “Assignment of Assigned Contracts”), duly executed and acknowledged by Purchaser;

(xii)        a transition services agreement, in substantially the form set forth in Exhibit K (the “Transition Services Agreement”), duly executed by Purchaser; and

(xiii)       such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Transaction Agreements.

(c)          Deliveries by Seller at the Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i)          (A) original certificates representing the Purchased Shares, duly endorsed in property, with appropriate transfer tax stamps, if any, affixed, (B) original up-to-date Stock Registers and (C) any other corporate books of each of the Companies;

(ii)         the certificate to be delivered by Seller pursuant to Section 10.02(a)(ii);

(iii)        the articles of incorporation for Seller, certified as of a recent date by the Ohio Secretary of State;

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(iv)        a certificate of the Ohio Secretary of State as to the good standing as of a recent date of Seller in Ohio;

(v)         (A) a certificate of an officer of Seller, given by such officer on behalf of Seller and not in such officer’s individual capacity, certifying as to the regulations of Seller and as to authorizing resolutions of the board of directors of Seller authorizing this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby and (B) a power of attorney from the appropriate governing body of each Asset Seller that authorizes the sale and endorsement in property of the Purchased Shares;

(vi)        the Assumption Agreement, duly executed by the applicable Asset Sellers;

(vii)       each Real Estate Assignment and Assumption Agreement, duly executed and acknowledged by Seller or its applicable Affiliate;

(viii)      the Warren Sublease, duly executed by Seller;

(ix)         the El Paso Sublease, duly executed by Seller;

(x)          a limited or special warranty deed in substantially the form of Exhibit E, modified as applicable to the subject jurisdiction, conveying the Seller Owned Real Property to Purchaser (the “Deed”), duly executed by the applicable Asset Sellers;

(xi)         a general assignment and bill of sale in substantially the form of Exhibit F, pursuant to which Seller will convey the Purchased Assets to Purchaser that are not conveyed pursuant to any other Transaction Agreement (the “Bill of Sale”), duly executed by the applicable Asset Sellers in favor of Purchaser;

(xii)        the Assignment of Assigned Contracts, duly executed by the applicable Asset Sellers in favor of Purchaser;

(xiii)       a duly executed intellectual property assignment substantially in the form of Exhibit G (the “Intellectual Property Assignment”);

(xiv)      written resignations of the directors and officers of the Companies as set forth on Schedule 2.05(c)(xiv);

(xv)       affidavits dated as of the Closing Date, in the form required by the Treasury regulations issued under Section 1445 of the Code, to the effect that Seller is not a “foreign person” for purposes of Section 1445 of the Code;

(xvi)      written evidence, in form reasonably satisfactory to Purchaser, of the full and indefeasible discharge and termination of any Liens (other than Permitted Liens) on or relating to any of the Purchased Assets or assets owned by the Companies;

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(xvii)     the Customer Assignment and Assumption Agreements, each duly executed and acknowledged by the Seller, together with the written consent to such Customer Assignment and Assumption Agreement of the customer referenced in the corresponding Contract;

(xviii)    releases, in substantially the form attached hereto as Exhibit J, duly executed by each of the Asset Sellers;

(xix)       the Transition Services Agreement, duly executed by the Seller;

(xx)        an affidavit or certificate in favor of the title company issuing a title policy for any Owned Real Property in a form reasonably required by such title company in order to remove all standard exceptions from such title policy and such documents as the title company may require to establish the authority of Seller to complete the sale of the Owned Real Property as contemplated by this Agreement; and

(xxi)       such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Transaction Agreements.

Section 2.06.         Post-Closing Purchase Price Adjustment.

(a)          No less than five Business Days prior to the Closing Date, Seller shall provide Purchaser with a balance sheet of the Business, together with a statement containing Seller’s good faith estimate of (i) the Net Working Capital as of the Closing Date (the “Estimated Closing Net Working Capital”), (ii) the aggregate amount of all Indebtedness of the Companies as of the close of business on the Closing Date (the “Estimated Closing Company Indebtedness”), and (iii) the cash on hand of the Companies as of the Closing Date (the “Estimated Closing Cash”), in each case together with a schedule setting forth in reasonable detail the calculations supporting Seller’s computation thereof. The statements to be provided by Seller to Purchaser shall be in the form of the statements attached to Schedule 3.07(a).

(b)          Purchaser and Seller shall cooperate to take a physical inventory count of the Inventory as close to the Closing Date as would be commercially reasonable to minimize the impact on the operation of the Business, but in no event later than 30 days following Closing. For purposes of the Closing Net Working Capital, and for the Estimated Net Working Capital if the physical inventory count is completed prior to preparation thereof, the Inventory shall be valued based on that physical inventory count, extrapolated to the Closing Date, in accordance with the Accounting Methods and consistent with the past practices of the Business. Each of Seller’s and Purchaser’s representatives shall be permitted to observe the physical inventory count, and each party shall be responsible for their own costs and expenses incurred to conduct the physical inventory count. Following the completion of such physical inventory count, Seller and Purchaser will agree in good faith upon the value of the Inventory as of the Closing Date. If Seller and Purchaser are unable to agree upon the value of the inventory resulting from the physical inventory count, the parties jointly shall engage a nationally recognized independent accounting firm mutually agreeable to Purchaser and Seller (the “Accounting Firm”) to resolve such dispute. Purchaser and Seller will each pay one-half of the fees and expenses of the Accounting Firm. As promptly as practicable thereafter (and, in any event, within 30 days after the Accounting Firm’s engagement), Purchaser and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of all disputed matters to the Accounting Firm, and the Accounting Firm can only consider those items in dispute based solely upon the presentations by Purchaser and Seller.

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(c)          As promptly as practicable following the Closing Date, but in no event more than 60 days following the Closing Date, Purchaser will prepare and deliver to Seller a balance sheet of the Business as of the Closing Date (the “Closing Balance Sheet”), together with a statement (the “Statement”) of (i) the Net Working Capital of the Business as of the Closing Date (the “Actual Closing Net Working Capital”), (ii) the amount of all Indebtedness of the Companies as set forth on the Closing Balance Sheet (the “Actual Closing Company Indebtedness”), and (iii) the actual cash on hand of the Companies as of the Closing Date (the “Actual Closing Cash”). In the event Purchaser does not deliver the Closing Balance Sheet and the Statement within 60 days following the Closing Date, as of that 60th day following the Closing Date, Seller may prepare and deliver to Purchaser the Closing Balance Sheet and the Statement within an additional 60 days thereafter. If Seller elects to prepare the Closing Balance Sheet and the Statement in accordance with the immediately preceding sentence, all references in Section 2.06(e) and (f) to Purchaser shall be deemed to be references to Seller, and all references in Section 2.06(e) and (f) to Seller shall be deemed to be references to Purchaser.

(d)          The Estimated Closing Net Working Capital, the Estimated Closing Company Indebtedness, the Estimated Closing Cash and the Actual Closing Net Working Capital, the Actual Closing Company Indebtedness and Actual Closing Cash, and the respective balance sheets, shall be calculated in accordance with the same manner, using the accounting principles, practices, methodologies and policies used in preparing the Collective Financial Statements as identified on Exhibit H (the “Accounting Methods”).

(e)          Within 60 days after delivery of the Statement, but in no event later than 120 days after Closing, Seller shall deliver to Purchaser a notice setting forth, in reasonable detail, any good faith dispute as to the Closing Balance Sheet, Statement or the calculation of the Actual Closing Net Working Capital, Actual Closing Company Indebtedness or Actual Closing Cash (any such disputed item being a “Disputed Item”), in each case, together with a reasonable explanation of the basis for such dispute (a “Dispute Notice”), which dispute can only be (i) the Closing Balance Sheet has not been prepared in accordance with the Accounting Methods, (ii) that any of the calculations of the Actual Closing Net Working Capital, Actual Closing Company Indebtedness or Actual Closing Cash contains mathematical errors on its face as presented on the Statement, and/or (iii) that underlying amounts used to calculate the Actual Closing Net Working Capital, Actual Closing Company Indebtedness or Actual Closing Cash, as reflected in the Statement, are incorrect. A Dispute Notice must describe in reasonable detail the Disputed Items, the basis for any such disputes and the specific adjustments to the Closing Balance Sheet or Statement which Seller believes should be made. Any items that are not Disputed Items will be deemed to have been accepted by Seller. If Seller does not deliver a Dispute Notice with respect to the Closing Balance Sheet or Statement within such 60-day period, the Closing Balance Sheet and Statement will be final, conclusive and binding on the parties.

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(f)          For 30 days after Purchaser’s receipt of a Dispute Notice, if any, the parties shall endeavor in good faith to resolve by mutual agreement the dispute with respect to any such Disputed Items. If the parties are unable to resolve all or any portion of such Disputed Items (those items that remain in dispute at the end of such period, the “Unresolved Items”) within such 30-day period, Purchaser and Seller jointly shall engage the Accounting Firm to resolve the Unresolved Items. The fees and expenses of the Accounting Firm will be borne by Seller and Purchaser in the same proportion that the dollar amount of Unresolved Items lost by a party bears to the total dollar amount of the Unresolved Items. As promptly as practicable after the engagement of the Accounting Firm (and, in any event, within 30 days after the Accounting Firm’s engagement), Purchaser and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of all disputed matters to the Accounting Firm, and the Accounting Firm can only consider those items in dispute based solely upon the application of the Accounting Methods and presentations by Purchaser and Seller.

(g)          Purchaser and Seller shall instruct the Accounting Firm to render its written decision resolving the disputed matters as promptly as practicable. The parties shall cooperate with each other and the Accounting Firm in connection with the matters set forth in this Section 2.06, including by furnishing such information as may be reasonably requested. Each party shall afford the other parties the opportunity to participate in all communications with the Accounting Firm. Purchaser and Seller shall instruct the Accounting Firm that its authority shall be limited to resolving disputes with respect to whether Estimated Closing Net Working Capital, Estimated Closing Company Indebtedness and Estimated Closing Cash and the Actual Closing Net Working Capital, Actual Closing Company Indebtedness and Actual Closing Cash, and the respective balance sheets were prepared in accordance with the Accounting Methods with respect to the Disputed Items (it being understood that the Accounting Firm shall have no authority to make any adjustments to any financial statements or amounts other than the Disputed Items). In resolving any Disputed Item, the Accounting Firm may not assign a value to such item greater than the greatest value for such item asserted by either party or less than the smallest value for such item asserted by either party. The determination of the Accounting Firm shall be final and binding and no party shall seek recourse to courts, other tribunals or otherwise, other than to collect any amounts due under this Section 2.06. Judgment may be entered to enforce the Accounting Firm’s determination in any court having jurisdiction over the party against which such determination is to be enforced.

(h)          If the Actual Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then the Initial Purchase Price will be adjusted downward by the difference between the Actual Closing Net Working Capital and the Estimated Closing Net Working Capital. If the Actual Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then the Initial Purchase Price will be adjusted upward by the amount the Actual Closing Net Working Capital exceeds the Estimated Primary Working Capital.

(i)          If the Actual Closing Company Indebtedness is less than the Estimated Closing Company Indebtedness, then the Initial Purchase Price will be adjusted upward by the amount of the difference between the Actual Closing Company Indebtedness and the Estimated Closing Company Indebtedness. If the Actual Closing Company Indebtedness is greater than the Estimated Closing Company Indebtedness, then the Initial Purchase Price will be adjusted downward by the amount of the Actual Closing Company Indebtedness exceeds the Estimated Closing Company Indebtedness.

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(j)          If the Actual Closing Cash is less than the Estimated Closing Cash, then the Initial Purchase Price will be adjusted downward by the amount of the difference between the Actual Closing Cash and the Estimated Closing Cash. If the Actual Closing Cash is greater than the Estimated Closing Cash, then the Initial Purchase Price will be adjusted upward by the amount the Actual Closing Cash exceeds the Estimated Closing Cash.

(k)          Seller will pay to Purchaser the amount of any net downward adjustment to the Initial Purchase Price determined in accordance with this Section 2.06, if applicable, and Purchaser will pay to Seller the amount of any net upward adjustment to the Purchase Price determined in accordance with this Section 2.06, if applicable. All payments under this Section 2.06 shall be made by wire transfer of immediately available funds within five Business Days after the final determination in accordance with this Section 2.06 of the Statement (the “Final Statement”) to an account designated in writing by Seller or Purchaser, as the case may be.

Section 2.07.         Company Allocable Expenses. Prior to the Closing Date, Seller shall provide to Purchaser a good faith written estimate (which estimate shall include such reserves as Seller determines in good faith to be appropriate for any Company Allocable Expenses that are not then known or determinable) of the aggregate amount of the following fees and expenses for which any of the Companies may be liable after the Closing in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby: (a) the fees and disbursements of any financial advisor or counsel to Seller or the Companies, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by Seller or any Company, (c) any transaction fee payable to one or more Affiliates of Seller and (d) the Transaction Bonus Amount (the “Company Allocable Expenses”), to the extent that such Company Allocable Expenses have not been paid by Sellers or the Company prior to the Closing Date. No amount shall be accrued on the Closing Balance Sheet with respect to the Company Allocable Expenses. In no event shall Purchaser or the Companies be responsible for payment of any Company Allocable Expenses in excess of the amount of Company Allocable Expenses deducted from the Initial Purchase Price pursuant to Section 2.04.

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Section 2.08.         Allocation of Purchase Price. Within 90 days after the Closing Date, (a) Purchaser and Seller shall mutually agree on the allocation of the Purchase Price, together with the Assumed Liabilities included in the amount realized, among the Purchased Assets according to their relative fair market values on the Closing Date, and (b) Purchaser shall prepare and deliver to Seller a schedule (the “Allocation Schedule”) setting forth such mutually agreed-upon allocation among the Purchased Assets. Seller shall have 10 days after receipt of the Allocation Schedule to provide Purchaser with written notice of any objection to the Allocation Schedule. If Seller does not provide written notice of any objection within such 10-day period, the Allocation Schedule shall become final (the “Final Purchase Price Allocation”). If Seller provides written notice of its objection to the Allocation Schedule within such 10-day period, Purchaser and Seller shall negotiate in good faith to agree upon a revised allocation, and any such agreed-upon allocation shall become the Final Purchase Price Allocation. If Purchaser and Seller cannot agree upon a revised allocation with 20 days following Seller’s written notice of its objection to the Allocation Schedule, then the matters in dispute shall be submitted to the Accounting Firm, and the Accounting Firm’s decision on such disputed matters, together with any agreed-upon matters, shall constitute the Final Purchase Price Allocation. Purchaser and Seller shall use their commercially reasonable efforts to cause the Accounting Firm to make its determination as promptly as possible and in any event within 30 days after the Accounting Firm has been retained. The cost and expense of the Accounting Firm for purposes of the foregoing dispute resolution shall be borne equally by Purchaser and Seller. The Final Purchase Price Allocation shall be binding on Purchaser and Seller. Subject to the foregoing provisions of this Section 2.08, Purchaser and Seller shall, and Seller shall cause the other Asset Sellers to, report the purchase and sale of the Purchased Assets and the Purchased Shares on all relevant Tax Returns, including IRS Form 8594, and shall not take any position inconsistent with the Allocation Schedule unless required by applicable Law; provided, however, that Purchaser’s Tax basis in the Purchased Assets and the Purchased Shares may exceed the total amount allocated to the Purchased Assets and the Purchased Shares pursuant to the Allocation Schedule to reflect Purchaser’s capitalized transaction costs, and Seller’s amount realized may be less than the total amount allocated to the Purchased Assets and the Purchased Shares pursuant to the Allocation Schedule in order to reflect Seller’s transaction costs. The Allocation Schedule shall be subsequently amended as required by applicable Law as the parties shall mutually agree.

ARTICLE 3.

Representations and Warranties of Seller

Subject only to those exceptions and qualifications set forth in this Article 3 or listed and described on the Disclosure Schedules referred to in this Article 3, Seller hereby represents and warrants as of the date of this Agreement and as of the Closing Date (except with respect to any representation or warranty that is made as of a specific date) as follows:

Section 3.01.         Organization.

(a)          Each of the Asset Sellers and each of the Companies is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and has the requisite corporate power and authority to own its properties and to carry on the Business as presently conducted. Complete and correct copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each of the Asset Sellers and the Companies as currently in effect have been provided to Purchaser, and as so provided, are in full force and effect and no other organizational documents are applicable to or binding upon any Company.

(b)          Each of the Asset Sellers and each of the Companies is duly qualified to do business and is in good standing or full force and effect (where such concept exists) in each jurisdiction set forth on Schedule 3.01(b), which jurisdictions constitute all of the jurisdictions where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.02.         Authority; Enforceability. Each Asset Seller and Company, as applicable, has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement, and by each Asset Seller and Company, as applicable, of the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each Asset Seller and Company, and no other corporate proceedings on the part of each Asset Seller or Company are necessary pursuant to its governing documents or the Laws of its jurisdiction of organization to authorize this Agreement or the Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller, and each Transaction Agreement to which each Asset Seller and Company is a party will be duly executed and delivered by that Asset Seller or Company, and, assuming due authorization, execution and delivery by Purchaser or the other parties thereto (other than any Asset Seller or Company), constitutes or will constitute a legal, valid and binding agreement of that Asset Seller or Company, against that Asset Seller or Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “General Enforceability Exceptions”).

Section 3.03.         Non-Contravention. The execution, delivery and performance by Seller of this Agreement, and by each Asset Seller and Company of the Transaction Agreements to which it is a party, does not and will not (a) contravene, conflict with or violate the organizational or governing documents of any Asset Seller or Company, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.04 have been obtained and all filings described therein have been made, contravene, conflict with or violate any Law applicable to the Business, the Purchased Assets or the Companies, (c) assuming that all consents, approvals and authorizations contemplated by Section 3.04 have been obtained and all filings described therein have been made, contravene, conflict with, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment, increase or acceleration of any obligation, payment or provision of, any Material Contract or Permit necessary for the operation of the Business or (d) result in the creation of a Lien, other than a Permitted Lien, on any Purchased Asset.

Section 3.04.         Consents. The execution, delivery and performance by Seller of this Agreement, and by each Asset Seller and Company of the Transaction Agreements to which it is a party, and the consummation by the Asset Sellers and the Companies of the transactions contemplated hereby and thereby does not and will not require any consent, approval, authorization or permit of, action by, filing with, waiver from or notification to, any Person, except for (a) the Required Regulatory Approvals, (b) those consents, approvals and authorizations that may be required under Assigned Contracts or Contracts to which any Company is a party, each of which, for those Assigned Contracts that are Material Contracts, is described in Schedule 3.04(b), (c) the CFIUS Approval, and (d) those consents, approvals and authorizations that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

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Section 3.05.         The Purchased Shares. An Asset Seller has good and valid title to the Purchased Shares, in each case, free and clear of all Liens, and is the record and beneficial owner thereof. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Purchased Shares, good and valid title to the Purchased Shares will pass to Purchaser at Closing, free and clear of any Liens, other than those arising from acts of Purchaser or its Affiliates. Except as set forth on Schedule 3.05, other than this Agreement, the Purchased Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition, as applicable, of the Purchased Shares.

Section 3.06.         Equity of the Companies.

(a)          Except for the Purchased Shares, there are no shares of capital stock or other equity securities of any of the Companies issued, reserved for issuance or outstanding. The Purchased Shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right or organizational documents of the Companies or any Contract to which any of the Companies is a party or otherwise bound. There are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts, commitments, arrangements or undertakings of any kind to which any of the Companies is a party or by which any of them is bound (i) obligating any of the Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in any Company, (ii) obligating any of the Companies to issue, grant, extend or enter into any such option, warrant, call, right, unit, Contract, commitment, arrangement or undertaking or (iii) that gives any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Purchased Shares. There are not any outstanding contractual obligations of any of the Companies to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests thereof.

(b)          None of the Companies owns, directly or indirectly, any capital stock or other equity interest in any Person.

Section 3.07.         Financial Statements.

(a)          Schedule 3.07(a) sets forth true and correct copies of (i) the unaudited pro forma balance sheets of the Business as of December 31, 2012 and December 31, 2013 and the related income statements for each of the fiscal years then ended (the “Pro Forma Financial Statements”), and (ii) the unaudited pro forma balance sheet and income statement for the Business for the three-month period ended March 31, 2014 (the “Recent Pro Forma Financial Statements” and collectively with the Pro Forma Financial Statements, the “Collective Financial Statements”). The Collective Financial Statements have been prepared based on the books and records of the Business, have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position and results of operations of the Business as of the respective date and for the period presented.

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(b)          The books of account and other records of the Business are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of applicable Law. Seller has established and maintained a system of internal accounting controls with respect to its businesses, including the Business, sufficient to provide reasonable assurances that, in all material respects, (i) transactions are executed in accordance with management’s general or specific authorization, transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP and (B) to maintain accountability for items, (ii) access to assets is permitted in accordance with management’s general or specific authorization and (iii) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.08.         Events Subsequent to Recent Pro Forma Financial Statements. Since the date of the Recent Pro Forma Financial Statements, (a) each Asset Seller and Company has conducted the Business only in the ordinary course consistent with past practice, (b) there has been no change or development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect, (c) none of the Companies or, with respect to the Business, the Asset Sellers has mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any asset, tangible or intangible, included in the Purchased Assets, (d) none of the Companies or, with respect to the Business, the Asset Sellers has changed its accounting methods or practices and (e) none of the Companies or, with respect to the Business, the Asset Sellers has: (i) borrowed any amount or incurred or become subject to any material Liabilities, except Liabilities incurred in the ordinary course of business, Liabilities under Contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements, (ii) suffered any material extraordinary losses or waived any rights of material value, (iii) acquired any property or assets outside the ordinary and normal course of business or for more than fair market value or entered into any other material transaction except in the ordinary course of business, (iv) entered into any licenses or leases in connection with the Business, (v) taken any action which would be required to be disclosed on Schedule 5.01 if such action were taken immediately following the date hereof or (vi) agreed or committed to do any of the foregoing.

Section 3.09.         Absence of Undisclosed Liabilities. There are no Liabilities relating to the Business or the Companies required to be reflected on a balance sheet prepared in accordance with GAAP that are not so reflected in the Collective Financial Statements, and there is no existing condition, situation or set of circumstances that reasonably would be expected to result in such a Liability, except for Liabilities (a) reflected on the face of the Collective Financial Statements or (b) that were incurred (i) since the date of the Recent Pro Forma Financial Statements, (ii) were normal and recurring expenses incurred in the ordinary course of business and (iii) are not in violation of this Agreement.

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Section 3.10.         Taxes.

(a)          Each of the Companies (and, with respect to the Business and the Purchased Assets, each of the Asset Sellers) has filed all Tax Returns that it was required to file with any Taxing Authority when due and in accordance with all applicable Laws and has paid or withheld and remitted to the appropriate Taxing Authority all Taxes that it was required to pay or withhold, whether or not shown thereon as due and owing on any Tax Return.

(b)          All such Tax Returns were true, correct and complete in all material respects and have been prepared in accordance with all applicable Laws.

(c)          Each of the Asset Sellers (with respect to the Business and the Purchased Assets) and each Company has withheld and timely paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has complied with all applicable Tax information reporting requirements.

(d)          Except as set forth on Schedule 3.10(d), none of the Companies or, with respect to the Business and the Purchased Assets, Asset Sellers, has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(e)          Except as disclosed on Schedule 3.10(e), none of the Companies nor any Asset Seller is a party to any Tax allocation or sharing agreement.

(f)          Except as disclosed on Schedule 3.10(f), there is no judicial proceeding, audit, claim, administrative proceeding or other controversy currently pending or, to the Seller’s Knowledge, threatened, with respect to any of the Companies or, with respect to the Business or the Purchased Assets, any Asset Seller, in respect of any Tax or Tax Return.

(g)          None of the Companies or, with respect to the Business or the Purchased Assets, Asset Sellers, has received from any Taxing Authority (including any jurisdiction where the Companies or Asset Sellers have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review that involves any Company or Asset Seller, or (b) request for information related to Tax matters that involves or affects any Company or, with respect to the Asset Sellers, the Business or the Purchased Assets.

(h)          Except as disclosed on Schedule 3.10(h), none of the Companies or Asset Sellers (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or (ii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(i)          None of the Companies or Asset Sellers has, at any time in the last two years, been the “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355(a) of the Code.

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(j)          No Asset Seller (with respect to the Business or the Purchased Assets) or Company is a party to any “reportable transaction” within the meaning of Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) and (c)(3) or “tax shelter” within the meaning of Section 6662(d)(2)(C) of the Code or has participated in a transaction in respect of which disclosure has been made under Section 6662(d)(2)(B)(ii) of the Code or taken a position in any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(k)          None of the Companies or, with respect to the Business or the Purchaser Assets, the Asset Sellers, has entered into a “closing agreement” pursuant to Section 7121 of the Code (or any similar provision under requirements of Law) that could increase the Tax liability of any Asset Seller (with respect to the Business or the Purchased Assets) or of any Company for a Post-Closing Period or the Post-Closing portion of any Straddle Period.

(l)          None of the Asset Sellers (with respect to the Business or Purchased Assets) or Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Period or the Post-Closing portion of any Straddle Period as a result of (A) any change in method of accounting for a Pre-Closing Period, (B) any intercompany transaction or any excess loss account described in Treasury Regulation Section 1.1502-19 (or similar provision under requirements of Law), (C) the installment method of accounting, completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (D) any prepaid amount received on or prior to the Closing Date, or (E) any election under Section 108(i) of the Code (or similar provision of Law).

(m)          No Asset Seller or Company has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)          None of the Purchased Assets is (1) “tax exempt use property” within the meaning of Section 168(h)(1) of the Code or Section 470(c)(2) of the Code, or (2) tax-exempt bond financed property within the meaning of Section 168(g) of the Code.

(o)          There are no private letter rulings, technical advice memoranda, closing agreements, or similar agreements or rulings relating to any Tax that have been requested or applied for, or entered into or issued by, any Taxing Authority with respect to any Company, or, with respect the Business or Purchased Assets, any Asset Seller.

(p)          Schedule 3.10(p) lists all annual Tax Returns, whether federal, state, local or foreign, filed by or with respect to the Companies, the Business or the Purchased Assets for taxable periods ended on or after December 31, 2010.

(q)          Seller has made available to Purchaser true, correct and complete copies of all (i) annual Tax Returns filed by or with respect to the Companies for taxable periods ended on or after December 31, 2010 and (ii) examination reports relating to and statements of deficiencies assessed against or agreed to by any Company or, with respect to the Business and Purchased Assets, any Asset Seller, for taxable periods ended on or after December 31, 2010.

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(r)          Schedule 3.10(r) lists all jurisdictions (whether domestic or foreign) to which any Tax imposed is properly payable by any Company or, with respect to the Business or the Purchased Assets, any Asset Seller.

(s)          Except as set forth in Schedule 3.10(s), no power of attorney with respect to Taxes has been executed by any Company or, with respect to the Business or Purchased Assets, any Asset Seller, which remains outstanding.

(t)          To Seller’s Knowledge, within the last seven years, no claim has ever been made by a Taxing Authority in a jurisdiction where any Company or, with respect to the Business or the Purchased Assets, any Asset Seller does not file Tax Returns that such Company or Asset Seller is or may be subject to taxation by that jurisdiction or Taxing Authority.

(u)          There are no Liens (other than Permitted Liens) for Taxes on any assets of any Company or on any of the Purchased Assets.

Section 3.11.         Litigation. Schedule 3.11 contains a complete and correct list of all pending, or to Seller’s Knowledge, threatened, Actions against (a) any Asset Seller that (i) arises out of or relates to the Business, the Purchased Assets or the Assumed Liabilities or (ii) challenges, or questions the validity of, this Agreement, any Transaction Agreement or any action taken or to be taken by any Asset Seller or Company in connection with, or that seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby and thereby; or (b) any Company. None of such Actions have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no outstanding Governmental Orders that restrict or otherwise affect the operation or use of the Business or the Purchased Assets in any material respect.

Section 3.12.         Compliance with Law; Permits.

(a)          None of the Asset Sellers, any Company, any of their respective Affiliates or the Business is, or in the past two years has been, in default in any material respect under or in violation in any material respect of, or has been charged with any material violation of, any Law to which any Asset Seller, any Company or any of their respective Affiliates, the Business or any of the Purchased Assets or Assumed Liabilities is or was subject, provided, that, in the case of any Asset Seller or its Affiliates other than the Companies, relates to the Business, the Purchased Assets or the Assumed Liabilities. No investigation, inquiry or review by, and no proceeding before, any Governmental Authority with respect to the Business or any Company is pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct the same.

(b)          The Purchased Assets include all governmental permits, licenses, franchises, variances, exemptions, registrations, certificates, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to conduct the Business as presently conducted, except those the failure of which to possess has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (collectively, the “Permits”). All Permits are listed on Schedule 3.12(b). All Permits have been legally obtained and maintained and are in full force and effect except in each case for any Permits the failure of which to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Asset Sellers, any Company, the Purchased Assets or the Business is in material violation of, or is being operated in material violation of any Permit. There are no proceedings before any Governmental Authority pending, or to the Knowledge of Seller, threatened in writing, that may result in the revocation, cancellation, suspension or modification of any Permits.

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Section 3.13.         Employee Benefits.

(a)          Schedule 3.13 sets forth a correct and complete list identifying each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment (other than employment agreements with Company Employees), retention, consulting, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) which is maintained, administered or contributed to by any Asset Seller or Company and covers any present or former Business Employee or any present or former Company Employee or present or former director, officer, shareholder, consultant or independent contractor of a Company or any member of the Controlled Group (collectively, the “Employee Plans”). The Companies have no Liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b)          True and correct copies of the following materials have been delivered or made available to Purchaser by Seller for each Employee Plan maintained or sponsored by Seller in the two years immediately prior to the Closing Date: (i) all current and prior (within such two year period) plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination letters or national officer opinion letters from the IRS with respect to any of the Employee Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Plans, (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Purchaser.

(c)          Except as set forth in Schedule 3.13, (i) each Employee Plan has been maintained, operated and administered in compliance with its terms and applicable Laws and (ii) each Employee Plan that is intended to be qualified under Section 401(a) and 401(k) of the Code is so qualified and has received a favorable determination letter from the IRS or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, and Seller has no Knowledge of any circumstances that will result in revocation of any such favorable determination or opinion letter.

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(d)          There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans sponsored by a Company that could result in any Liability or excise Tax under ERISA or the Code being imposed on any Company. All contributions, transfers and payments in respect of any Employee Plan sponsored by a Company, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code. Each Company and the Estonia Sub and China Sub, if applicable, has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

(e)          None of the Companies or Asset Sellers has or has had any liability (directly or indirectly) with respect to any employee benefit plan (including a multiemployer plan as defined in Section 3(37) of ERISA or Section 412 of the Code and a multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code) subject to Title IV of ERISA by virtue of having been in a Controlled Group with any other entity for purposes of ERISA or the Code.

(f)          With respect to each group health plan benefiting any current or former employee of a Company or any member of the Controlled Group that is subject to Section 4980B of the Code, each Company and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. No Employee Plan sponsored by a Company is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan sponsored by a Company are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(g)          All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Plan sponsored by a Company prior to the Closing Date will have been paid, made or accrued on or before the Closing Date. With respect to any insurance policy providing funding for benefits under any Employee Plan sponsored by a Company, (A) there is no liability of a Company, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to a Seller’s Knowledge, no such proceedings with respect to any such insurer are imminent.

(h)          No Employee Plan sponsored by a Company provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code. No Employee Plan sponsored by a Company provides benefits to any individual who is not a current or former employee of such Company, or a dependent or other beneficiary of any such current or former employee.

(i)          The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from an Asset Seller to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of a Company.

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(j)          There is no Action pending, or threatened, with respect to any Employee Plan or with respect to any violation of any applicable Law with respect to any such plan, nor is there any basis for an Action.

(k)          All employees, leased or outsourced employees, consultants and independent contractors engaged by the Companies have been properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) and Seller and its Affiliates have withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons.

Section 3.14.         Labor Relations.

(a)          Except as set forth on Schedule 3.14(a), no collective bargaining agreement, memorandum of understanding, letter of understanding, side agreement or any other Contract with any union, works council or labor organization is in effect or is currently being negotiated by any of the Asset Sellers or the Companies. Except as set forth on Schedule 3.14(a), none of the Asset Sellers or the Companies has experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute within the past five years. None of the Companies has committed any unfair labor practice. Except as set forth on Schedule 3.14(a), to Seller’s Knowledge, no organizational effort is presently being made or threatened, or has been made or threatened in the past five years, by or on behalf of any labor union with respect any Employees. Except as set forth on Schedule 3.14(a), no Asset Seller or Company has received any written notification of any grievances, complaints or charges that have been filed against any Asset Seller or Company under any dispute resolution procedure (including any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed.

(b)          Each Asset Seller and Company is in compliance with all Laws relating to labor relations, employment practices and occupational safety and health, including termination of employment or failure to employ, employment practices, terms and conditions of employment, immigration, wages and hours, working time, employment standards, civil rights, discrimination and retaliation, family or medical leave, exempt/non-exempt and contingent worker classifications, classification of independent contractors, workers’ compensation and the WARN Act. During the last 12 months, there has been no mass layoff, plant closing, or shutdown that could implicate the WARN Act.

(c)          None of the Asset Sellers or the Companies is party to, or otherwise bound by, any Governmental Order (other than those related to garnishment or child support) relating to Employees who will be Transferred Employees or employment practices. No Asset Seller or Company has received within the past three years any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to such Asset Seller or Company and, to Seller’s Knowledge, no such investigation is in progress.

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(d)          To Seller’s Knowledge, there are no potential labor disputes between Estonian Sub and its employees which may result in declaring Estonian Sub’s conduct unlawful. The employment practices of the Estonian Sub comply with Estonian labor law and laws related to it, including equal treatment laws.

Section 3.15.         Real Property.

(a)          Schedule 3.15(a) lists all Owned Real Property. An Asset Seller or a Company, as applicable, has good and marketable fee simple title to the Owned Real Property and has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof except for rights of parties under any Permitted Lien. Seller has not received written notice of any threatened condemnation, requisition or taking of any material portion of any Owned Real Property. All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property have been maintained in the ordinary course consistent with past practice and sufficient for the operation of the Business in the ordinary course.

(b)          Schedule 3.15(b) lists all of the Leased Real Property. Seller, one of its Affiliates, or a Company, as applicable, has valid leasehold interests in and are in possession of the Leased Real Property, and in each case, such leasehold interests are free and clear of all Liens, other than Permitted Liens. None of Seller, its Affiliates, or any Company has entered into as sublessor any sublease or assignment of the Leased Real Property and, other than the tenant under the applicable lease and rights of parties under any Permitted Liens, there are no parties physically occupying any portion of the Leased Real Property that, in either event, would, individually or in the aggregate, reasonably be expected to materially and adversely affect the continued use of the property to which they relate in the conduct of the Business as currently conducted thereon. Seller has not received any written notice of disturbance of or challenge to the quiet possession of any Asset Seller or Company under each such lease relating to Leased Real Property. Seller has not received written notice of any condemnation, requisition or taking of any material portion of any Leased Real Property. All buildings, structures, fixtures and appurtenances comprising part of the Leased Real Property have been maintained in the ordinary course consistent with past practice and sufficient for the operation of the Business in the ordinary course.

(c)          Each Leased Real Property is used or occupied by an Asset Seller or a Company for purposes relating to the Business pursuant to a Lease Agreement or Company Lease, as applicable. A true, correct and complete copy of each Lease Agreement, Company Lease and Real Estate Contract (including, in each case, all amendments and attachments thereto) has been delivered or made available to Purchaser. Each Lease Agreement, Company Lease and Real Estate Contract is in full force and effect and is enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Exceptions. There are no existing defaults by Seller, its Affiliates, or any Company or to Seller’s Knowledge, by the lessor under any of the Lease Agreements, Company Leases or Real Estate Contracts. To Seller’s Knowledge, no event has occurred that (with notice or lapse of time, or both) would reasonably be expected to constitute a breach or default under any such agreements by Seller, its Affiliates or the Companies (or by any other party thereto).

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(d)          Except as set forth in Schedule 3.15(a), Seller represents that no Company (i) owns any real property and/or improvements other than the Company Owned Real Property or (ii) leases any real property and/or improvements other than the Company Leased Property.

Section 3.16.         Intellectual Property.

(a)          Schedule 3.16(a) sets forth a true and complete list of each item of Business Intellectual Property that (i) is registered with, or subject to application for registration with, any Governmental Authority or Internet domain name registrar, indicating for each such item the owner, the registration or application number and the applicable filing jurisdiction, or (ii) is otherwise material to the Business (with the exception of trade secrets, know-how, goodwill, customer blue prints and drawings, and other items of Intellectual Property not reducible to schedule form), indicating for each such item the owner. All such registrations with and applications to Governmental Authorities in respect of the Business Intellectual Property are valid and in full force and effect. The Business Intellectual Property, taken together with the licensed Intellectual Property set forth in Schedule 3.16(c)(ii) and the Intellectual Property made available in the Transition Services Agreement, includes all of the Intellectual Property that is used or held for use in connection with or otherwise required to conduct the Business in all material respects in the manner it has been conducted prior to the date of this Agreement, except for licenses to “off-the-shelf” software that is generally commercially available and that involve the payment of less than $100,000 in any given year.

(b)          One of the Companies is the sole owner of all right, title and interest in and to the Company Intellectual Property, free and clear of all Liens. Each Asset Seller, as applicable, is the sole owner of all right, title and interest in and to the Purchased Intellectual Property, free and clear of all Liens. Upon the Closing, Purchaser shall receive all right, title and interest in and to the Business Intellectual Property, free and clear of all Liens. All copyrightable works included in the Business Intellectual Property were either created by employees or contractors of an Asset Seller or the Companies within the scope of their employment or are otherwise works made for hire, or all right, title and interest in and to such works, except moral rights, have been legally and fully assigned to an Asset Seller or one of the Companies, as applicable, in each case to the extent the failure of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          No item of Business Intellectual Property is licensed by any Asset Seller or by any Company to any third party, except for such licenses set forth in Schedule 3.16(c)(i) (indicating for each such license, the title and date thereof and the parties thereto). Schedule 3.16(c)(ii) lists the licenses for all material Intellectual Property that is licensed by any Asset Seller or by any Company from any third party, for use in the Business (indicating for each such license, the title and date thereof and the parties thereto), except for licenses to “off-the-shelf” software that is generally commercially available and that involve the payment of less than $100,000 in any given year. None of the Asset Sellers or the Companies is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license, or any other Contract pursuant to which any Asset Seller or the Companies have been granted a right, to use the Intellectual Property set forth in Schedule 3.16(c)(ii).

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(d)          None of the Business Intellectual Property or, to Seller’s Knowledge, the licensed Intellectual Property set forth in Schedule 3.16(c)(ii), is subject to any outstanding Governmental Order or agreement adversely affecting any Asset Seller’s or the Companies’ use thereof or rights thereto. There is no Action pending, asserted or, to Seller’s Knowledge, threatened against any Asset Seller or any Company concerning the ownership, validity, registerability, enforceability, infringement or use of, any Business Intellectual Property or the licensed right to use any Intellectual Property set forth in Schedule 3.16(c)(ii).

(e)          The Business, including the manufacture and sale of products and services, as currently conducted does not infringe upon or misappropriate, and as conducted at any time in the last six years has not infringed or misappropriated, the Intellectual Property of any third party. None of the Asset Sellers or the Companies has received any claim, any cease and desist or equivalent letter or any other written notice of any allegation that the conduct of the Business infringes upon, misappropriates or otherwise violates the Intellectual Property of any third party. None of the Asset Sellers or the Companies has received any written opinions of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any Business Intellectual Property. To Seller’s Knowledge, no third party is infringing or misappropriating any Business Intellectual Property right.

(f)          Except as set forth in Schedule 3.16(f), there are no restrictions on the direct or indirect transfer of any license, or other contract or agreement pursuant to which any Asset Seller or the Companies have been granted a right to use any Intellectual Property, or any interest therein, in connection with the Business), except with respect to licenses to “off-the-shelf” software that is generally commercially available and that involve the payment of less than $100,000 in any given year.

(g)          Each Asset Seller and the Companies have taken commercially reasonable steps to protect and preserve the secrecy and confidentiality of the trade secrets and source code included in the Business Intellectual Property.

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Section 3.17.         Material Contracts.

(a)          Other than Contracts related to employee benefits, which are provided for in Section 3.13, Lease Agreements, Company Leases and Real Estate Contracts, which are provided for in Section 3.15, and Contracts related to Intellectual Property or IT Assets, which are provided for in Section 3.16, Schedule 3.17 sets forth a true and correct list of (i) all Assigned Contracts or Contracts to which any Company is a party that (A) involve the sale or purchase of goods or tangible assets and are reasonably likely to involve the payment or receipt of more than $500,000 per year, and (B) involve the sale or purchase of services or intangible assets and are reasonably likely to involve the payment or receipt of more than $250,000 per year; (ii) all partnership, joint venture or similar Contracts that are Assigned Contracts or to which a Company is party, in each case that involve the ownership or operation of any business with any other Person; (iii) all Assigned Contracts and any Contract to which a Company is party, in each case with a term of more than one year that cannot be cancelled by such Asset Seller or Company on less than 90 days’ notice without premium or penalty that are reasonably likely to involve the payment or receipt of more than $500,000 per year; (iv) all Contracts obligating any Company to loan any amounts to or make any investment or capital contribution in any Person; (v) all Contracts relating to the borrowing of money by any Company or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the Purchased Assets or on any portion of the assets of a Company; (vi) any guaranty of any Company of any obligation for borrowed money, letter of credit or other guaranty of an obligation in excess of $50,000, or in the aggregate in excess of $250,000; (vii) except for Contracts for the employment of Persons employed by the Chihuahua Sub, the Monclova Sub or the Saltillo Sub, the execution of which are required by the Laws of Mexico, all Contracts for the employment of any officer, individual employee or other Person with a Company on a full-time or consulting basis or, with respect to the Asset Sellers, with a Business Employee; (viii) all Contracts that contain any provision or covenant that prohibit or limit the ability of an Asset Seller or Company from engaging in any line of business, to compete with any Person or to carry on or expand the scope of the Business (or with respect to a Company, any business) in any geographic area; (ix) all Contracts that contain any provision or covenant that would, upon Closing, prohibit or materially limit the ability of Purchaser or any of its Affiliates to engage in any business activity or compete with any Person or prohibit or materially limit the ability of any Person to compete with Purchaser or any of its Affiliates; (x) all Contracts under which a Company or, with respect to or in connection with the Business, an Asset Seller is the lessee of, or holds or operates any personal property owned by any other Person, for which the annual rental exceeds $100,000; (xi) all Contracts under which an a Company or, with respect to or in connection with the Business, an Asset Seller is the lessor of, or permits any Person to hold or operate any property, real or personal, for which the annual rental exceeds $100,000; (xii) all Contracts relating to the Business or to which a Company is party with, or bids or proposals of the Business or a Company to, a Governmental Authority; (xiii) all Contracts providing for “earn-outs,” “performance guarantees” or other similar contingent payments by a Company; (xiv) all Contracts relating to the Business or with a Company that grant material exclusivity rights or “most favored nations” status to the counterparty thereof; (xv) all support agreements, insurance, surety bonds or other similar Contracts relating to the Business or with a Company; (xvi) all powers of attorney relating to the Business or granted by a Company; (xvii) all Contracts for the acquisition of all or any portion of a Person or all or substantially all of its assets or the disposition of any material assets of a Company, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no obligations ongoing; (xviii) all Contracts with any foreign sales agent, foreign sales representative and any other third party involved in interacting with a Governmental Authority on behalf of an Asset Seller or Company; and (xix) all other Contracts to which any Asset Seller or any of its Affiliates (including the Companies) is a party and that is material to, and otherwise necessary for, the continued operation of the Business (such Contracts, together with the Contracts related to employee benefits, Lease Agreements, Company Leases, Real Estate Contracts and Contracts related to Intellectual Property or IT Assets, the “Material Contracts”).

(b)          Seller has delivered or made available to Purchaser a correct and complete copy of each Material Contract, together with all amendments and supplements thereto. Notwithstanding any provision of this Section 3.17, Seller, the Asset Sellers and Companies will not be required to provide copies of Material Contracts and other documents and data to any person to whom such access would be in violation of any Export Control Laws.

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(c)          (i) Each Material Contract is in full force and effect and is valid, binding and enforceable against the Asset Seller or the Affiliate (including the Companies) of the applicable Asset Seller that is party thereto and, to the Knowledge of Seller, against the other parties thereto in accordance with its terms, subject to the General Enforceability Exceptions, (ii) none of the Asset Sellers, any of its Affiliates (including any Company), or, to Seller’s Knowledge, any other Person is in material breach or violation of, or default under, any Material Contract, (iii) none of the Asset Sellers or any of its Affiliates (including any Company) has received any written notice of a default under or breach of any Material Contract; (iv) each of the Asset Sellers and its Affiliates (including Company) have performed all material obligations required to be performed by it under each Material Contract. None of the Asset Sellers or any of its Affiliates (including any Company) (A) has received any written notice of termination, cancellation or non-renewal with respect to any Material Contract, or (B) has waived or released any of its material rights under any Material Contract. To the Knowledge of Seller, none of the counterparties to the Material Contracts (1) plans to terminate, cancel or not renew such Material Contract, and (2) no event or development has occurred, and no fact, circumstance or condition exists, that (with or without notice or lapse of time or both) could reasonably be expected to give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Material Contract or cancel, terminate or modify any Material Contract. None of the Asset Sellers or any of its Affiliates (including any Company) has made any misrepresentations or inaccurate certifications in connection with any bid or proposal to any Governmental Authority.

(d)          The Contracts referenced as numbers 4, 5, 6, 7 and 8 on Schedule 1.01-5(b) (the “Intercompany Contracts”) contain terms, conditions, pricing and agreements no less favorable to Seller than those terms, conditions, pricing and agreements contained in or otherwise governing the previous supply arrangements between the Business and the Seller’s other Affiliates that the Intercompany Contracts replaced as of the date hereof, provided that Seller may, with the consent of Purchaser, not to be unreasonably withheld, amend the Intercompany Contracts between the date hereof and Closing to the extent necessary for this Section 3.17(d) to be true.

Section 3.18.         Environmental Matters. Notwithstanding any other representation or warranty contained in this Article 3, the representations and warranties contained in this Section 3.18 constitute the sole representations and warranties of Seller relating to any Environmental Law.

(a)          Except as set forth on Schedule 3.18(a), Seller and its Affiliates (including each other Asset Seller and each Company) are operating, and have in the past five years operated, the Business in material compliance with all applicable Environmental Laws and all Environmental Permits.

(b)          Except as set forth on Schedule 3.18(b), none of the Companies or, with respect to the Business, the Asset Sellers has, directly or through any other Person: (i) violated or, to Seller’s Knowledge, allegedly violated, any Environmental Law; or (ii) disposed of, arranged for the disposal of, treated, stored or Released or allowed or permitted the Release by any third party of any Hazardous Substance at any Facility or at any off-site location so as to be reasonably expected to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees under any Environmental Law. Except as set forth on Schedule 3.18(b), Seller has no Knowledge of any violation or alleged violation of any applicable Environmental Law relating to the operation of the Business.

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(c)          There are no Governmental Orders outstanding, or any Actions pending or, to the Knowledge of Seller, threatened, concerning compliance with any Environmental Law relating to the operation of the Business or relating to a Company, and none of Seller and its Affiliates (including any other Asset Seller or any Company) has received any written notice regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, penalties or attorney’s fees under Environmental Laws or related to the presence or Release of any Hazardous Substance, in each case in connection with a Company, the ownership or operation of the Business, the Purchased Assets or any Facility.

(d)          Except as set forth on Schedule 3.18(d), Seller and its Affiliates (including each other Asset Seller and each Company) hold all material Environmental Permits to occupy the Facilities and to operate the Business as it is presently operated, and all Environmental Permits have been duly obtained, are in full force and effect and there are no proceedings pending, or to Seller’s Knowledge, threatened, to revoke, cancel or modify the terms of any Environmental Permits.

(e)          Except as set forth on Schedule 3.18(e), there has been no Release of Hazardous Substances at, on or under any real property currently or formerly owned, leased or used by Seller or its Affiliates (including any other Asset Seller) in connection with the Business or by a Company (i) in contravention of or subject to liability or requirements for investigation or cleanup under any Environmental Law; or (ii) which would reasonably be expected to result in an Environmental Claim against or a Remedial Obligation of an Asset Seller or Company.

(f)          Except as set forth in any Lease Agreement with respect to a Facility, neither Seller nor any of its Affiliates (including each other Asset Seller) in connection with the Business, nor any Company, is subject to any Contract or Liability pursuant to which any Company or the Business has or could reasonably be expected to have assumed, undertaken or provided any indemnity with respect to or otherwise become subject to any Environmental Liability of any other Person.

(g)          Except as set forth on Schedule 3.18(g), there are no underground storage tanks, or to Seller’s Knowledge, any hazardous waste disposal areas or friable asbestos containing materials at any of the Facilities.

(h)          Neither Seller nor any of its Affiliates (including each other Asset Seller) in connection with the Business, nor any Company, sells or has in the past sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way in such products.

(i)          Other than as may arise in connection with environmental testing contemplated by Schedule 12.02(a)(iv), to Seller’s Knowledge, the execution of this Agreement will not require any Action or remediation with respect to Hazardous Substances at any Owned Real Property.

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(j)          To the Knowledge of Seller, no material capital expenditures or annual operating expense increases are required during the two years following the Closing Date to bring the Business, the Purchased Assets or any Company into compliance with any Environmental Law as the activities and operations of the Companies and the Business are currently conducted.

(k)          Seller has made available to Purchaser accurate and complete copies of all environmental reports, studies, assessments, investigations and audits relating to Environmental Laws, Environmental Permits or Environmental Claims within the past five years in its possession or control in connection with the Business or relating to any Company.

(l)          To Seller’s Knowledge, no soil or underground water pollution in violation of any Environmental Law is present at the Facilities.

Section 3.19.         Title to the Purchased Assets; Sufficiency of the Purchased Assets.

(a)          The Asset Sellers have good, valid and marketable title to or a valid and enforceable leasehold interest in all of the Purchased Assets, free and clear of all Liens (other than, in the case of all Purchased Assets except the Purchased Shares, Permitted Liens). At the Closing, the Asset Sellers will convey to Purchaser good, valid and marketable title to or a valid and enforceable leasehold interest in all of the Purchased Assets, free and clear of all Liens (other than, in the case of all Purchased Assets other than the Purchased Shares, Permitted Liens).

(b)          Each of the Companies has good, valid and marketable title to or a valid and enforceable leaseholder interest in all of its respective assets and properties, free and clear of all Liens (other than Permitted Liens).

(c)          Except with respect to the IT Assets, the Purchased Assets and the assets owned and leased by the Companies, together with the services to be made available to Purchaser pursuant to the Transition Services Agreement, constitute all of the tangible and intangible assets, properties and services of any nature whatsoever necessary to conduct the Business in all material respects in the manner in which the Business is being conducted by Seller and its Affiliates.

(d)          The Asset Sellers are the only Persons that own the Purchased Assets, and the Companies are the only Persons that own their assets and properties. The operation of the Business is conducted solely through and by the Asset Sellers and the Companies.

Section 3.20.         Warranty. To Seller’s Knowledge, except for those warranties claims set forth on Schedule 3.20 (each a “Warranty Claim”), all products sold, leased or delivered by, and all services provided by, the Asset Sellers and the Companies in connection with the Business have been in conformity, in all material respects, with all applicable contractual commitments and all express and implied warranties, and no Asset Seller or Company is liable for replacement thereof or other damages in connection therewith. Each of the Warranty Claims solely relates to and has arisen in the ordinary course of the Business. None of the Warranty Claims involves product recall, death, personal injury, other injury to persons or damage to property. Seller shall be entitled to update Schedule 3.20 between the date hereof and the Closing Date with respect to Warranty Claims first arising in the ordinary course during the period between May 19, 2014 and the Closing Date.

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Section 3.21.         Product Liability. To Seller’s Knowledge, except as set forth on Schedule 3.21, none of the Asset Sellers or the Companies has any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold, leased or delivered by, or any service provided by, such Asset Seller in connection with the Business or such Company.

Section 3.22.         Condition of Assets. Other than with respect to the Leased Real Property and Owned Real Property, which are provided for in Section 3.15, each tangible asset (whether owned or leased) included in the Purchased Assets, including all items of Inventory, and each tangible asset (whether owned or leased) of each Company, is in reasonable condition and repair (ordinary wear and tear excepted) for comparable assets in the industry and in sufficient condition for the operation of the Business as currently conducted in all material respects.

Section 3.23.         Affiliate Transactions.

(a)           Except as set forth in Schedule 3.23(a), there are no transactions or Contracts between an Asset Seller with respect to the Business or a Company, on the one hand, and any Affiliate of such Asset Seller or Company, on the other hand, including any intercompany services, loans, guarantees, or purchase or sales agreements.

(b)          Except as set forth on Schedule 3.23(b), all such transactions and Contracts set forth on Schedule 3.23(a) will be terminated, and all Liabilities arising thereunder will be fulfilled, prior to the Closing.

Section 3.24.         No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller with respect to the Business, the Purchased Assets, the Companies or the transactions contemplated by this Agreement and the Transaction Agreements. The representations and warranties made in this Agreement with respect to the Business, the Purchased Assets, the Companies and the transactions contemplated by this Agreement and the Transaction Agreements are in lieu of all other representations and warranties Seller might have given Purchaser, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Purchaser acknowledges that all other warranties that Seller or anyone purporting to represent Seller gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to the Asset Sellers, the Companies, the Business or the Purchased Assets, are hereby expressly excluded. Purchaser acknowledges that neither Seller or any other Person will have or be subject to any liability or indemnification obligation to Purchaser or any other Person resulting from the distribution in written or oral communication to Purchaser, or use by Purchaser of, any financial projections or forecasts made available to Purchaser in the Data Room, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Transaction Agreements.

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Section 3.25.         Significant Customers and Suppliers.

(a)          Schedule 3.25(a) sets forth a list of the top 10 customers of the Business (“Material Customers”) by sales for the 12 months ended December 31, 2013. Except as set forth on Schedule 3.25(a), none of the Asset Sellers or Companies has received any written notice, and to Seller’s Knowledge, any oral notice, from any Material Customer that it will stop or materially decrease its purchase of products or services.

(b)          Schedule 3.25(b) sets forth a list of the top 10 suppliers of the Business (“Material Suppliers”) by purchases for the 12 months ended December 31, 2013. None of the Asset Sellers or Companies has received any written notice, and to Seller’s Knowledge, any oral notice, from any Material Supplier that it will stop or materially decrease its sales of products or services.

Section 3.26.         Bank Accounts. Schedule 3.26 sets forth a correct and complete list of (a) the name and address of each bank with which each Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of each Company. As of the Closing Date, all such bank accounts will have been reconciled.

Section 3.27.         Insurance. Schedule 3.27 sets forth a correct and complete list of all property and liability insurance policies covering any of the Purchased Assets or any of the assets owned by the Companies, and as of the date hereof, all such insurance policies are in full force and effect, and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received by any of the Asset Sellers or Companies. Such policies provide for coverage in amounts deemed by Seller to be adequate, and all premiums due and payable thereon have been paid in full. Schedule 3.27 contains a list and brief description of all circumstances, potential claims, claims, damages, injuries, occurrences, losses and lawsuits for which any Asset Seller or Company, or any Person on its behalf, in the last three years has provided notice to any insurer or otherwise sought coverage under any insurance policy or program identified in Schedule 3.27 (including settled and outstanding claims), in each case relating to the Companies, the Business or any of the Purchased Assets. Each of the Asset Sellers and Companies has complied with each such insurance policy and program and has not failed to give any notice or present any claim thereunder in a due and timely manner which failure would reasonably be expected to result in a loss or forfeiture of any material right thereunder.

Section 3.28.         Export Controls and Sanctions. Except as set forth on Schedule 3.28, each of the Companies and, with respect to the Business, Asset Sellers are now, and have been for the past five years, in compliance with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Purchased Assets, including all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. § 1778, et seq.), the International Traffic in Arms Regulations (“ITAR”) (22 C.F.R. Parts 120 to 130), the Export Administration Regulations (15 C.F.R. Parts 730 to 780) and associated executive orders, the Customs Regulations (Title 19 of the Code of Federal Regulations) and associated executive orders, the Laws implemented and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and the equivalent Laws in any jurisdiction in which any of the Companies or, with respect to the Business, Asset Sellers operate (collectively, the “Export Control Laws”). Without limiting the foregoing:

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(a)          each of the Companies and, with respect to the Business, the Asset Sellers has obtained in a timely manner all licenses and other consents, authorizations, waivers, approvals and orders from, and have made and filed all necessary notices, registrations, declarations and filings with, any Governmental Authority, and has met the requirements of any license exceptions or exemptions, as required in connection with the import, export and re-export of their products and services, and releases of technology and technical data to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)          each of the Companies and, with respect to the Business, the Asset Sellers is in compliance with the terms of all applicable Export Approvals;

(c)          there are no pending or threatened inquiries, investigations, enforcement actions, voluntary disclosures or other Actions against any of the Companies or, with respect to the Business, the Asset Sellers relating to Export Approvals or Export Control Laws;

(d)          each of the Asset Sellers and the Companies maintains internal controls, procedures and policies intended to ensure compliance with the Export Control Laws; and

(e)          there are no actions, conditions or circumstances pertaining to the export and related transactions of any of the Asset Sellers or the Companies that may give rise to any future inquiries, investigations, enforcement actions, voluntary disclosures or other Actions against any of the Companies or, with respect to the Business, the Asset Sellers relating to Export Approvals or Export Control Laws.

Section 3.29.         Compliance with Anti-Corruption Laws.

(a)          None of the Companies or, with respect to the Business, Asset Sellers, nor any director, officer, agent or Employee acting on behalf of any Company or, with respect to the Business, Asset Seller, has used any funds to make, directly or indirectly, an unlawful contribution, gift, bribe, payoff, kickback or other unlawful payment to any United States or foreign government official or employee in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other applicable anti-corruption Law. None of the Companies or, with respect to the Business, Asset Sellers, nor any Person acting behalf of any Company or, with respect to the Business, Asset Seller has directly or indirectly given or agreed to give any corrupt payment, gift or similar benefit to any customer, supplier or any employee of any Governmental Authority or other Person who is or may be in a position to help or hinder any Company or, with respect to the Business, Asset Seller or to assist any Company or, with respect to the Business, Asset Seller in connection with any actual or proposed transaction relating to the Business. Without limiting the foregoing, no Employee, nor any other Person acting on behalf of any Company or, with respect to the Business, Asset Seller has directly or indirectly paid, offered, promised, authorized or agreed to give any monies, gifts, or other items of value or benefit to (i) any official or employee of any Governmental Authority (including an official or employee of any public international organization or of any business or enterprise owned or controlled by a Governmental Authority), (ii) any political party or employee thereof or (iii) any candidate for a political position for the purpose of (A) influencing any act or decision, including a decision not to comply with his or her official duties; (B) inducing such Person described in any of clauses (i) to (iii) to act or fail to act in violation of his or her legal duties; (C) causing such Person described in any of clauses (i) to (iii) to influence any act or decision of any Governmental Authority in order to obtain or retain business or direct business toward any Person.

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(b)          Each transaction involving or in connection with any Company or, with respect to the Business, Asset Seller is properly and accurately recorded on the books and records of the respective Asset Seller or Company in all material respects, and each document upon which entries in the respective Asset Seller’s or Company’s books and records are based is complete and accurate in all material respects. Each Company or, with respect to the Business, Asset Seller maintains a system of internal accounting controls adequate to ensure that it maintains no off-the-books accounts and that its assets are used on in accordance with management directives.

Section 3.30.         Receivables. All Receivables included in the Purchased Assets or held by any Company represent valid obligations in all material respects arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth on Schedule 3.30, the Net Working Capital will reflect adequate reserves for Receivables determined in accordance with GAAP. Except as set forth on Schedule 3.30, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, under any Assumed Contract with any obligor of a Receivable relating to the amount or validity of such Receivable.

Section 3.31.         Inventory. Except as set forth on Schedule 3.31, all items included in the Inventory are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business in all material respects, except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net realizable value on the Net Working Capital or the accounting records of the Business as of the Closing Date, as the case may be. Except as set forth on Schedule 3.31, none of the Asset Sellers or Companies is in possession in respect of the Business of any inventory not owned by Seller, such Asset Seller or Company, including goods already sold. All of the Inventory not written off has been valued, in the case of Inventory used or held for use in the Business, in accordance with (i) GAAP and the Accounting Methods, and (ii) with respect to excess, remaining and obsolete inventory consistent with Seller’s past practices. Except as set forth on Schedule 3.31, all of the Inventory was purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase and at a quantity not exceeding current productions planning requirements or as commercially reasonable with respect to minimum buy requirements, subject to changing customer requirements and business conditions. The quantities of each item of Inventory (whether raw materials, works-in-process or finished goods) are not excessive, but are reasonable in the present circumstances, in each case in any material respect and consistent with past practices of the Business. Except as set forth on Schedule 3.31, all Inventory is maintained at one of the Facilities.

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Section 3.32.         Brokers’ and Finders’ Fees. Except as set forth on Schedule 3.32, neither Seller nor any of its Affiliates (including any other Asset Seller or any Company) has, nor has any of its directors, officers, agents or employees, employed any broker, finder or investment banker or incurred any, Liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

ARTICLE 4.

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants as of the date of this Agreement and as of the Closing Date (except with respect to any representation or warranty that is made as of a specific date) to Seller as follows:

Section 4.01.         Organization. MSSL is duly organized, validly existing and in good standing under the Laws of the Republic of India. MSSL UK is duly organized, validly existing and in good standing under the Laws of the United Kingdom. Each of MSSL and MSSL UK has the requisite corporate power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby. Complete and correct copies of the charter and by-laws (or equivalent organizational documents) of each of MSSL and MSSL UK as currently in effect, have been made available to Seller, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon MSSL or MSSL UK, as applicable.

Section 4.02.         Authority; Enforceability. Purchaser has all necessary corporate or other power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary pursuant to its governing documents or the Laws of its jurisdiction of organization to authorize this Agreement or the Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each Transaction Agreement to which Purchaser is a party has been or will be duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.

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Section 4.03.         Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which Purchaser is a party do not and will not (a) conflict with or violate its charter or by-laws or equivalent governing documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 4.04 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Purchaser or by which Purchaser or any of Purchaser’s properties or assets are bound or (c) assuming that all consents, approvals and authorizations contemplated by Section 4.04 have been obtained and all filings described therein have been made, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to a right of termination, cancellation, amendment or acceleration of any obligation or provision of, any Contract or permit to which Purchaser is a party or by which Purchaser or any of Purchaser’s properties or assets are bound, except in the case of clauses (b) and (c) above for any such conflict, violation or other occurrence which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.04.         Consents. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person, except for (a) the Required Regulatory Approval, (b) any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (c) those that may be required solely by reason of Seller’s (as opposed to any other third party’s) participation in the transaction contemplated hereby, (d) those described in Schedule 4.04 and (e) the CFIUS Approval and (f) those consents, approvals, authorizations or permits of, actions by, filings with or notifications the failure of which to be made or obtained would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby. Purchaser has no reason to believe that the consents described in Schedule 4.04 will not be obtained.

Section 4.05.         Availability of Funds. At the Closing, Purchaser will have cash in an aggregate amount sufficient for Purchaser to pay the Purchase Price and to perform all of its obligations under this Agreement and the Transaction Agreements.

Section 4.06.         Litigation. There is no Action pending against, or to Purchaser’s Knowledge, threatened against or affecting, Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Transaction Agreements.

Section 4.07.         Investment Intent. Purchaser is acquiring the Purchased Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.

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ARTICLE 5.

Covenants of Seller

Section 5.01.         Conduct of the Business. From the date of this Agreement until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the other Asset Sellers and Companies to, conduct the Business in the ordinary course consistent with past practice, and use commercially reasonable efforts to maintain the value of the Business as a going concern consistent with past practice. Seller shall, and shall cause each other Asset Seller and each Company to, use its commercially reasonable efforts to preserve intact the present organization of the Business and each Company, keep available the services of the present officers and employees of the Business and each Company and preserve relationships with customers, creditors, suppliers, licensors, licensees, contractors, distributors and others having business dealings with the Business and each Company, and in each case with respect to the Business, maintain its books and records, comply in all material respects with all applicable Laws and comply in all respects with the FCPA and any other anti-corruption Law. Seller shall, and shall cause each other Asset Seller and Company to, maintain in force all existing insurance policies covering the Business or any of the Purchased Assets on the same terms, coverages and limits. Without limiting the generality of the foregoing, except as set forth on Schedule 5.01 or as specifically permitted or required by the terms of this Agreement or as required by applicable Law, from the date of this Agreement until the Closing, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not, in each case with respect to the Business, the Purchased Assets or the Assumed Liabilities, and shall not permit any Asset Seller or Company to:

(a)          except for the payment of any transaction bonuses relating to the transactions contemplated hereby, the amounts and recipients of which are set forth on Schedule 1.01-8, (i) grant any increase, or announce any increase, in the wages, compensation, bonuses, incentives, pension or other benefits payable by such Asset Seller or Company to any Transferred Employee other than in the ordinary course of business, or (ii) terminate, establish or increase or promise to increase any benefits under any Employee Plan (or any agreement that could be an Employee Plan if in effect on the date hereof) for the benefit of any Transferred Employee, in each case except as required by Law;

(b)          hire or terminate any Business Employee or Company Employee whose annual compensation would exceed $200,000;

(c)          (i) enter into any Contract outside the ordinary course of business that would have qualified as a Material Contract hereunder if it had been in effect as of the date hereof, (ii) terminate or modify in any material respect, waive any material right under, transfer or terminate any Material Contract or release or assign any rights or claims thereunder outside the ordinary course of business, (iii) enter into any amendment, modification or renewal of the Material Contract referenced at number 7 on Schedule 3.17, except any such amendment, modification or renewal that (A) is based, in all material respects, on the guidelines set forth on Schedule 5.01(c)(iii)(A), (B) contains terms and conditions materially consistent with, and not less favorable to Seller than, those set forth on Schedule 5.01(c)(iii)(B), and (C) is reasonably expected to result in costs no greater and savings no less than those set forth on Schedule 5.01(c)(iii)(C), (iv) enter into any Contract that grants exclusivity rights or “most favored nations” status to the counterparty thereof, or (v) enter into any Contract restricting such Asset Seller’s or such Company’s ability to compete, acquire any product, asset or services from any other Person or transact business with any other Person;

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(d)          enter into any Contract or transaction with any Transferred Employee (or with any relative, beneficiary, spouse or Affiliate of such Persons) other than in the ordinary course of business consistent with past practice of the Business;

(e)          subject any Purchased Asset to any Liens (other than Permitted Liens);

(f)          purchase, sell, lease, exchange or otherwise dispose of or acquire any Purchased Assets (other than transactions in the ordinary course) or enter into any lease of real property or amend in any material respect any of the Lease Agreements (other than renewals or other transactions in the ordinary course necessary to conduct the Business in the ordinary course consistent with past practice) or Company Leases;

(g)          except as consistent with the Business’s existing capital expenditures budget made available to Purchaser prior to the date hereof, make capital expenditures or investments (or commitments therefor), other than in the ordinary course of business and in amounts less than $500,000 in the aggregate;

(h)          make any material change in any method of accounting practice or policy with respect to the Business;

(i)          settle or compromise any Action or threatened Action relating to the Business or the Purchased Assets;

(j)          grant any security interest in or transfer or license to any Person any owned Business Intellectual Property included in the Purchased Assets;

(k)          take any action which would violate Section 3.09 if such action were taken immediately prior to the date hereof;

(l)          except for the sale of Business Products in the ordinary course of business, sell, assign, transfer, lease, license or otherwise dispose of any of the material assets of the Business;

(m)          amend in a manner detrimental to such Asset Seller or Company, terminate or permit to lapse any material Permit required by Law for such Asset Seller or Company to conduct its business as currently conducted;

(n)          with respect to the owned and licensed Business Intellectual Property, make any material change in any Intellectual Property owned or used by such Asset Seller or Company that reasonably could be expected to impair such Intellectual Property or such Asset Seller’s or Company’s rights with respect thereto by (i) transferring, assigning or licensing to any Person any rights to any such Intellectual Property, (ii) abandoning, permitting to lapse or otherwise disposing of any such Intellectual Property, or (iii) granting any Lien on any such Intellectual Property other than Permitted Liens;

(o)          make, change or rescind any election relating to Taxes payable by any Company or relating to the Business;

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(p)          settle or compromise any Warranty Claim outside the ordinary course or in a manner not reasonably consistent with past practices;

(q)          take, any action that would reasonably be expected to prevent the satisfaction of any condition set forth in Article 10; or

(r)          agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.02.         Casualty and Condemnation.

(a)          In the event that, after the execution of this Agreement, but prior to the Closing, any Facility is subject to loss, destruction or damage to the Buildings and Improvements thereon (a “Casualty”) or the exercise of eminent domain by a Governmental Authority (a “Condemnation”):

(i)          Subject to Section 5.02(a)(ii), at the Closing, Seller shall pay to Purchaser all proceeds Seller has received from any insurance claims (excluding business or rental interruption, if any, related to pre-Closing periods), condemnation awards, compensation or other reimbursements relating to such Casualty or Condemnation, plus the amount of any deductibles under Seller’s insurance policies to be applied in respect of such Casualty or Condemnation to such Facility (collectively, “Insurance/Award Proceeds”), and shall assign to Purchaser the right to receive any future proceeds relating to such Casualty or Condemnation following the Closing, in each case only to the extent Seller has not paid to repair any such Casualty.

(ii)         If and to the extent Insurance/Award Proceeds with respect to any such Casualty are not sufficient to fund the greater of (A) the cost of repairing, replacing and restoration of the applicable Facility to the standard insured by Seller’s “replacement value” coverage, or (B) the cost of repairing, replacing and restoration of the applicable Facility to pre-damage condition, at the Closing Seller shall pay to Purchaser an amount of any such deficiency; provided, however, that in the event that the Facility subject to such Casualty is subject to a Lease Agreement or a Company Lease the terms of which expressly provide that the landlord is responsible, at the landlord’s expense, for such repairs, loss or destruction pursuant to the terms of the relevant Lease Agreement or Company Lease, Seller shall assign, or cause to be assigned, the applicable Lease Agreement or Company Lease to Purchaser at the Closing without any payment from Seller with respect to that portion for which the landlord is responsible, and Seller shall assign to Purchaser any claim it may have under such Lease Agreement or Company Lease with respect thereto.

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(b)          Any party receiving a notice of Casualty or Condemnation shall notify all other parties hereto. Seller shall not adjust or settle any insurance or other claims in connection with any Casualty or Condemnation or enter into any construction or other Contract for the repair or the restoration of any Facility without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that if Purchaser does not respond to Seller in writing within ten Business Days of notice requesting consent, Purchaser shall be deemed to have consented. Notwithstanding the foregoing, in the event of a Casualty or Condemnation at any Facility, Purchaser’s prior consent shall not be required for any action which Seller shall elect to take in order to repair or remediate any condition which poses a danger to the health and welfare of employees, tenants, their invitees or the general public, provided that Seller shall promptly notify Purchaser after taking any such action. Notwithstanding anything to the contrary contained in this Agreement, in no event will any Casualty or Condemnation constitute the misrepresentation or breach of any representation, warranty or covenant of Seller contained in this Agreement if Seller complies with this Section 5.02.

Section 5.03.         Non-Solicitation. From the Closing and for two years thereafter, Seller will not, and will cause its Affiliates not to, directly or indirectly solicit, employ or contract with or offer to employ, any employee of Purchaser or its Affiliates; provided, however, the phrase “solicit” (or any employment, offering to employ or contracting resulting from such solicitation) shall not be deemed to include general solicitations of employment not directed toward employees of Purchaser or its Affiliates.

Section 5.04.         Post-Closing Cooperation. Following the Closing, Seller will and will cause its Affiliates to reasonably cooperate with Purchaser and its Affiliates and representatives in the (a) defense or settlement of any Assumed Liabilities or lawsuits involving the Business for which Purchaser has responsibility under this Agreement and (b) implementation and continuation of the services to be provided under the Transition Services Agreement, in each case, by providing Purchaser and Purchaser’s legal counsel and other designated Persons access to employees, records, documents, data, equipment, facilities and accounts and other information reasonably related to the Purchased Assets, the Business, the Assumed Liabilities or the Companies subject to such lawsuits or such transition services, as the case may be, as Purchaser may reasonably request. Purchaser shall reimburse Seller for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 5.04. Purchaser shall reimburse Seller in accordance with the terms of the Transition Services Agreement. Further, Seller agrees for a period extending seven years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data until (i) Seller has first offered in writing to surrender such books, records and other data to Purchaser and (ii) Purchaser has not agreed in writing to take possession thereof within 10 days after such offer was made.

Section 5.05.         “Wrong Pockets” Assets Covenant. Following the Closing, in the event that any assets, including mail, payment of receivables or other communications, used in or relating to the Companies, the Business or the Purchased Assets, have not, but should have, been included in the Purchased Assets or conveyed at Closing (“Omitted Assets”), Seller shall transfer, or cause to be transferred, such Omitted Assets to Purchaser or its designated assignee. Pending such transfer, Seller shall hold such Omitted Assets and provide to Purchaser or its designated assignee all of the benefits (including any amounts paid to Seller or its Affiliates in respect thereof) associated with the ownership thereof, and Seller shall cause such Omitted Assets to be used or retained as may be reasonably instructed by Purchaser.

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Section 5.06.         Non-Competition.

(a)          Commencing on the Closing Date and ending five years thereafter, neither Seller nor any of its Affiliates shall, anywhere within the Restricted Territory, (i) own, manage, operate, engage in (directly or indirectly), or control, whether for its own account or for that of any other Person, and whether as a shareholder, partner or investor controlling any such entity or as principal, agent, representative, proprietor, or partner, or in any other capacity, a Restricted Business, (ii) assist any other party to compete with Purchaser in the Restricted Business or any portion thereof, (iii) solicit or accept orders or business of any kind relating to the Restricted Business or any portion thereof. As used in this Section 5.06, the term “engage” shall mean to engage directly or indirectly in any such Restricted Business (whether as a shareholder, member, partner, joint venturer, financing source, employee, advisor or consultant or in any other capacity whatsoever), and references to “engaging” or “engaged” shall be construed accordingly.

(b)          For the purpose of this Section 5.06, “Purchaser” shall include its subsidiaries, divisions and Affiliates as they may exist from time to time (including, after Closing, the Companies), and any Person deriving title to the goodwill of the Business, the Companies or their respective assets, or the Purchased Assets from Purchaser.

(c)          Notwithstanding the foregoing, Seller and its Affiliates shall be permitted to (i) hold less than 5% of the stock of any publicly traded corporation that engages in a Restricted Business, (ii) provide services to Purchaser and its Affiliates that constitute “Transition Services,” pursuant to and as such term is defined in the Transition Services Agreement, and (iii) acquire a Person or Persons with net sales in the aggregate attributable to the Restricted Business not exceeding 10% of such Persons’ external sales, provided that (A) such net external sales attributable to the Restricted Business do not at any time subsequent to the acquisition by Seller and its Affiliates exceed US$25,000,000 annually, and (B) such Restricted Business is sold by Seller and its Affiliates, as applicable, on commercially reasonable terms within a reasonable time period of such acquisition.

(d)          If at any time the provisions of this Section 5.06 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 5.06 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and this Section 5.06 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

Section 5.07.         Access.

(a)          Except to the extent prohibited by Law, from the date hereof until the Closing, Seller shall, and shall cause the other Asset Sellers and the Companies to (i) afford Purchaser and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, Contracts and other documents and data related to the Business; (ii) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Business as Purchaser or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Asset Sellers and Companies to cooperate with Purchaser in its investigation of the Business. Any investigation pursuant to this Section 5.07 shall be conducted upon reasonable notice to Seller and during normal business hours and in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of the Asset Sellers or the Companies.

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(b)          Seller shall arrange joint customer meetings to occur prior to the Closing between (i) Seller and Purchaser, and (ii) each of the customers of the Business listed on Schedule 5.07 (the “Customer Meetings”) at such times and locations acceptable to Seller, Purchaser, and such customers, and the parties hereto shall use commercially reasonable efforts to schedule such meetings as soon as is reasonably practicable after the date hereof.

ARTICLE 6.

Covenants of Purchaser

Section 6.01.         Access. Other than with respect to Tax matters, which are governed solely by Article 8, after the Closing and until the seven-year anniversary of the Closing Date, Purchaser will furnish to Seller, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Purchased Assets and the Companies with respect to periods ending on or prior to the Closing Date as Seller may reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Purchaser or any of its Affiliates and Purchaser shall not be required to afford Seller the access described in this Section 6.01 at any time during which Purchaser and Seller are engaged in any dispute or disagreement arising out of or related to this Agreement.

Section 6.02.         Releases under Certain Contracts. Following the Closing, Purchaser shall use its commercially reasonable efforts not including the payment of money to procure the release by the applicable counterparty of any post-closing obligation of Seller or its Affiliates with respect to any Company Lease, Lease Agreement, Material Contract, Assigned Contract or other Contract to which Seller or its Affiliates is a party and shall indemnify and hold harmless Seller and its Affiliates from and against any Liability resulting from or relating to any such obligation.

Section 6.03.         Contractual Overpayments. If, at any time in the two-year period following the Closing, Purchaser or any of its Affiliates receives a refund amount or a reduction in an amount payable from a vendor that relates to a contractual overpayment under any of the Assigned Contracts by Seller or its Affiliates prior to the Closing, Purchaser shall promptly pay to Seller an amount equal to the amount of such refund or reduction.

Section 6.04.         Non-Solicitation. From the Closing and for two years thereafter, Purchaser will not, and will cause its Affiliates not to, directly or indirectly solicit, employ or contract with or offer to employ, any employee of Seller that is not a Transferred Employee while employed by Seller or its Affiliates; provided, however, the phrase “solicit” (or any employment, offering to employ or contracting resulting from such solicitation) shall not be deemed to include general solicitations of employment not directed toward employees of Seller or its Affiliates.

Section 6.05.         Contacts with Customers, Suppliers, Employees, etc. From the date of this Agreement until the Closing, Purchaser (and all of its Affiliates and Representatives) shall not contact or communicate with the employees, consultants, customers, suppliers and distributors of Seller and the Business without Seller’s prior consent (which shall not be unreasonably withheld, delayed or conditioned).

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Section 6.06.         “Wrong Pockets” Assets Covenant. Following the Closing, in the event that any assets, including mail, payment of receivables or other communications, previously used in or relating to the Excluded Assets, have, but should not have, been included in the Purchased Assets or conveyed at Closing (“Errant Assets”), Purchaser shall transfer, or cause to be transferred, such Errant Assets to Seller or its designated assignee. Pending such transfer, Purchaser shall hold such Errant Assets and provide to Seller or its designated assignee all of the benefits (including any amounts paid to Purchaser or its Affiliates in respect thereof) associated with the ownership thereof, and Purchaser shall cause such Errant Assets to be used or retained as may be reasonably instructed by Seller.

Section 6.07.         Reserve Bank of India. Promptly after the date hereof, Purchaser shall submit an application to the Reserve Bank of India (“RBI”) to obtain the approvals required from RBI in connection with the transactions contemplated by this Agreement and the Transaction Agreements. Purchaser shall promptly take all steps advisable, necessary, or desirable to obtain the approvals required from RBI in connection with the transactions contemplated by this Agreement and the Transaction Agreements.

ARTICLE 7.

Covenants of Purchaser and Seller

Section 7.01.         Commercially Reasonable Efforts; Further Assurances.

(a)          Purchaser and Seller will each use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties to this Agreement in doing, all things necessary or desirable under applicable Law to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Transaction Agreements. Seller and Purchaser shall, and shall cause their respective Affiliates, agents and employees to, consult and cooperate with one another to facilitate and effect an orderly and efficient transition of the Business, the Purchased Assets and the Assumed Liabilities from Seller to Purchaser.

(b)          If any party to this Agreement shall following the Closing have in its possession any asset or right that under this Agreement should have been delivered to the other, such party shall promptly deliver such asset or right to the other.

(c)          Purchaser and Seller will each use their commercially reasonable efforts to: (i) prepare, as soon as practicable, all filings and other presentations in connection with seeking the Required Regulatory Approval, exemption or other consent, approval or authorization from any Governmental Authority necessary to consummate the transactions contemplated by this Agreement and the Transaction Agreements; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. Purchaser and Seller will use their commercially reasonable efforts to facilitate obtaining any final order or orders approving the transactions contemplated by this Agreement and the Transaction Agreements, or to remove any impediment to the consummation of the transactions contemplated hereby and thereby.

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Purchaser and Seller will use their commercially reasonable efforts to furnish all information in connection with the approvals of or filings with regard to the Required Regulatory Approval with any Governmental Authority or any other consent, approval or authorization from any Governmental Authority, and will promptly cooperate with and furnish information in connection with any such requirements imposed upon Purchaser or any of its Affiliates in connection with this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby. Purchaser and Seller will use their commercially reasonable efforts to obtain the Required Regulatory Approval, or any exemption thereto, and will use their commercially reasonable efforts to remove any impediment imposed by any Governmental Authority to allow consummation of the transactions contemplated hereby. Absent willful breach of its covenants contained in this Agreement, Seller shall not have any Liability for the failure to obtain the Required Regulatory Approval or other consent, approval or authorization in connection with the transactions contemplated by this Agreement and the Transaction Agreements.

Purchaser and Seller will each advise the other party promptly of any material communication received by such party or any of its Affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority (including any Mexican Governmental Authority) regarding any of the transactions contemplated by this Agreement and the Transaction Agreements, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority (including any Mexican Governmental Authority) in connection with the transactions contemplated hereby and thereby. Neither Seller nor Purchaser will independently participate in any meeting with any Governmental Authority in respect of any findings or inquiry in connection with the transactions contemplated hereby without giving the other prior notice of the meeting and the opportunity to attend and/or participate, in each case, unless prohibited by the Governmental Authority. Seller and Purchaser will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to the HSR Act in connection with the transactions contemplated hereby.

Each of Purchaser and Seller shall promptly, and in no event later than May 30, 2014, complete and deliver the materials required from each such party to notify the U.S. Department of State of the proposed transaction pursuant to the International Traffic in Arms Regulations, and each party shall provide the other with proof of delivery to the State Department, indicating the date of delivery, of such party’s portion of the notification.

Section 7.02.         HSR Clearance.

(a)          In furtherance and not in limitation of the provisions set forth in Section 7.01, each of Purchaser and Seller shall, if necessary, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable (the “HSR Clearance”). Purchaser and Seller shall promptly inform the other of any material communication received by such party from any Governmental Authority in respect of any filing under the HSR Act or any other applicable antitrust or competition Law.

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(b)          Notwithstanding anything to the contrary contained in this Agreement, Purchaser and its Affiliates will use commercially reasonable efforts to take all steps advisable, necessary, or desirable, as promptly as practicable, to complete HSR Clearance; provided, however, that Purchaser and its Affiliates (which for purposes of this sentence includes the Companies) shall not be required, in connection with the matters covered by this Section 7.02, (i) to pay any amounts other than its share of the filing fees and expenses and fees of counsel, (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iv) to agree to any limitation on the operation or conduct of their or the Company’s respective businesses or (v) to waive any of the conditions set forth in Article 10 hereof. The fees associated with the filing under the HSR Act shall be paid one-half by Purchaser and one-half by Seller.

Section 7.03.         CFIUS. In furtherance and not in limitation of the provisions set forth in Section 7.01, Purchaser and Seller shall jointly prepare, pre-file and file the Exon-Florio Filing. Purchaser and Seller will each respond as promptly as practicable and within any time limitations imposed by applicable regulations to any inquiries from CFIUS or its member agencies during the Exon-Florio review process. Purchaser and Seller, in cooperation with each other, will use commercially reasonable efforts to take all steps advisable, necessary, or desirable to complete Exon-Florio review and, if required by CFIUS, investigation as promptly as practicable; provided, however, that Purchaser shall not be required to enter into any mitigation agreement necessary to obtain CFIUS Approval that would have a materially adverse impact on Purchaser or the value of the Business, the Companies or the ability of Purchaser to conduct the Business in substantially the same manner as conducted prior to the Closing Date.

Section 7.04.         Certain Filings. Purchaser and Seller shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Assigned Contracts or Contracts of the Companies, in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

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Section 7.05.         Public Announcements. The press releases to be issued by Purchaser and Seller in connection with the announcement of the transactions contemplated by this Agreement are attached to this Agreement as Exhibit I. From the date hereof through the Closing Date, no other public release or announcement concerning the transactions contemplated by this Agreement and the Transaction Agreements shall be issued by Purchaser, Seller or any of their respective Affiliates or their respective representatives without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules, regulations or policies of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either party (and any Company) may make internal announcements regarding the transaction contemplated by this Agreement and the Transaction Agreements to its employees after reasonable prior notice to, and consultation with, the other party hereto.

Section 7.06.         Trademarks; Tradenames.

(a)          Promptly following the Closing, Purchaser shall amend or terminate (and Seller shall reasonably cooperate in Purchaser’s amendment or termination of) any certificate of assumed name or d/b/a/ filings so as to eliminate its or its Affiliates’ right to use the Names, or any name that is confusingly similar to the Names, and Purchaser and its Affiliates shall not thereafter use the Names or other names confusingly similar thereto, except as provided in this Section 7.06. Purchaser shall also amend the organizational documents of the Companies to change the names thereof to a name not including or similar to any of the Names. “Names” means the “Stoneridge,” “Stoneridge, Inc.,” “Stoneridge Electronics, Inc.” and “SRENA” names and any variations and derivatives thereof and any trademarks or logos of Seller or any of its Affiliates, other than those validly transferred to Purchaser as Purchased Assets.

(b)          After the Closing, Purchaser and its Affiliates shall have the right to (i) sell existing inventory and (ii) use existing packaging, labeling, containers, stationery, business forms, supplies, advertising and promotional materials and any similar materials bearing the Names until the later of (x) 180 days following the Closing and (y) the depletion of such inventory and materials; provided, however, that neither Purchaser nor any of its Affiliates shall take any action that could reasonably be expected to impair the value of the Names; provided further, however, that when using the items listed in clause (ii) above in the context of entering into or conducting contractual relationships, Purchaser shall make clear to all other applicable parties that Purchaser or its Affiliates, rather than Seller or its Affiliates, is the party entering into or conducting the contractual relationship; provided further, however, that personnel of Purchaser or its Affiliates using the above items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Seller or any Affiliate of Seller. Purchaser and its Affiliates shall comply with all applicable Laws in any use of packaging or labeling containing the Names.

(c)          Subject to the terms of the Transition Services Agreement, Purchaser shall use reasonable efforts to minimize its use of the Names, and, in any event and subject to clause (b) of this Section 7.06, shall cease using, and cause its Affiliates (including the Companies) to cease using, the Names as soon as practicable and in any event within 90 days after the Closing.

Section 7.07.         Notices of Certain Events. From the date hereof until the Closing Date, each party shall promptly notify the other party of:

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(a)          any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Transaction Agreements or that a Material Contract has been breached or otherwise is in default or may not be renewed;

(b)          any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Transaction Agreements;

(c)          any change or fact of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 10 becoming incapable of being satisfied; and

(d)          any material failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

No notice given pursuant to this Section 7.08 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit any party’s right to indemnity under Article 12.

Section 7.08.         Notification. From the date hereof until the Closing, each of the parties shall promptly notify the other of:

(a)          the occurrence of any event that makes the satisfaction of the conditions to such party’s obligation to close in Article 10, impossible or unlikely; and

(b)          any fact, condition or matter that causes any of such party’s representations or warranties contained in Article 3 or Article 4, as applicable, to be untrue or inaccurate in any respect.

Section 7.09.         Exclusivity.

(a)          Seller shall not, and shall not permit the Companies, other Asset Sellers or any of the Affiliates, directors, officers, employees, representatives, advisors or agents (collectively, the “Representatives”) of the Seller, Companies or other Asset Sellers to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Companies or, with respect to the Business, of any of the Asset Sellers, or any capital stock or other ownership interests of any of the Companies other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Business or any of the Asset Sellers or Companies in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

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(b)          Seller shall notify Purchaser orally and in writing promptly (but in no event later than 48 hours) after receipt by any of Seller, the other Asset Sellers or Companies or any of the Representatives thereof of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or any request for non-public information relating to the Business, the Asset Sellers or the Companies or for access to the properties, books or records of the Business, the Asset Sellers or the Companies by any Person other than Purchaser. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Business, the Companies or, with respect to the Business, the Asset Sellers, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Seller shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c)          Seller shall, and shall cause each other Asset Seller and Company and its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction. Seller agrees not to, and to cause each other Asset Seller and Company not to, release any third party from the confidentiality and standstill provisions of any agreement to which any Asset Seller or Company is a party.

Section 7.10.         Assignment of Contracts.

(a)          Promptly following the date of this Agreement, Seller will provide any required notice in connection with, and will use commercially reasonable efforts to seek any required consents for, the assignments of Material Contracts that are Assigned Contracts provided, however, that Seller shall not be required to pay any consideration therefor, and will provide Purchaser a list of the Material Contracts that are Assigned Contracts to which it could not secure consent (or with respect to which the attainment of a consent prior to the Closing will be unlikely) within 30 days prior to the Closing Date. If any required consent for any assignment of any Contract is not obtained prior to the Closing, such Contract shall not be assigned (each, a “Non-Assigned Contract”), but the Seller shall continue to use commercially reasonable efforts for a period of 30 days after Closing to seek any required consents for the assignments of Non-Assigned Contracts. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms non-assignable without the consent of the other party.

(b)          From and after the Closing, Purchaser shall pay, perform and discharge, in a timely manner and in accordance with the terms thereof, any obligations of Seller or its Affiliates to the extent arising out of, in connection with or relating to any Non-Assigned Contract.

Section 7.11.         Environmental Reports. Within ten (10) days of the effective date of this Agreement, Purchaser shall provide copies of the final Phase I environmental assessments prepared by Environ for the Facilities. During such time as Seller has an indemnity obligation to Purchaser with respect to representations and warranties set forth in Section 3.18 or Section 12.02(a)(iv), Purchaser shall provide promptly, and in no event later than thirty (30) days after available, to Seller accurate and complete copies of all environmental, studies, assessments, investigations and audits which it has prepared or which it has caused to be prepared after the Closing Date with respect to the Environmental Condition of any Facility.

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Section 7.12.         ITAR Registration. In furtherance and not in limitation of the provisions set forth in Section 7.01, promptly after the date hereof and in no event later than ten (10) Business Days, Purchaser shall cause an Affiliate organized under the laws of the United States to register with the U.S. Department of State pursuant to the International Traffic in Arms Regulations (the “ITAR Registration”). Purchaser shall respond as promptly as practicable to any inquiries from the U.S. State Department during the registration process and take all steps advisable, necessary, or desirable to complete the ITAR Registration. Purchaser shall use its commercially reasonable efforts to cooperate fully with Seller and promptly after the date hereof, and in no event later than seven Business Days, shall provide to Seller all information, documents and further agreements, as needed, for Seller to apply to the U.S. Department of State for authorizations required for the release of ITAR-controlled technical data to Purchaser related to the Business.

Section 7.13.         Inventory. With respect to the Inventory items set forth on Schedule 3.31, including consigned Inventory, that remain at Closing, for a period of time equal to the greater of (i) six months or (ii) if applicable, any consignment term or take-or-buy term set forth on a Contract governing such item set forth on Schedule 3.31, Purchaser shall use its commercially reasonable efforts to consume such Inventory in the ordinary course of the Business as currently conducted, including not substituting suppliers or replacement part numbers. To the extent inventory items are consumed within such time period, Purchaser shall reimburse Seller, on a monthly basis, for the value of such Inventory as of the Closing Date in accordance with the Accounting Methods.

ARTICLE 8.

Tax Matters

Section 8.01.         General. Notwithstanding any other provision in this Agreement, this Article 8 shall govern Tax matters.

Section 8.02.         Tax Cooperation.

(a)          Purchaser and each Asset Seller shall furnish to each other, upon request, as promptly as practicable, such information and assistance relating to the Companies, the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. The party requesting any such information shall bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such information. Except with respect to information that is generally available to the public, the party requesting such information shall (a) hold all such information in the strictest confidence, except as required by applicable Law or which must be disclosed in connection with any audit or taxing authority inquiry, (b) disseminate such information only to its Representatives who have been advised of the confidential nature of such information, and only on an as-needed basis, and (c) take all steps necessary to cause its officers, directors, employees and Representatives to comply with the terms and conditions of this Section 8.02. Purchaser and each Asset Seller shall retain all books and records with respect to Taxes pertaining to Companies, the Business and the Purchased Assets for a period of seven years following the Closing. At least 45 days prior to destroying or disposing of any such books or records, Purchaser or an Asset Seller (as applicable) shall notify the other party of such planned destruction or disposition and, if so requested by the other party within 30 days after receiving such notice and at the cost and expense of the other party, shall transfer to the other party any or all of such books and records instead of destroying or disposing of them. Purchaser and each Asset Seller shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Companies, the Purchased Assets or the Business. Notwithstanding the foregoing, Purchaser shall not have access to any books, records, Tax Returns or other information of Seller not related to the Companies, the Purchased Assets or the Business or any Taxes related thereto.

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(b)          At Seller’s request, Purchaser shall cause any of the Companies to make and/or join with Seller (or any of its Affiliates) in making any Tax election if the making of such election does not have an adverse impact on Purchaser (or its Affiliates), the Business, the Purchased Assets or the Companies for a Post-Closing Tax Period or Post-Closing Straddle Period.

Section 8.03.         Ad Valorem Taxes.

(a)          Ad valorem Taxes imposed on or relating to the Purchased Assets (including, for purposes of this Section 8.03, assets owned by the Companies and any other Asset Seller) that accrue ratably with the lapse of time during the applicable Taxable period shall be prorated on a per diem basis on the number of days during the applicable Taxable period in which the Closing occurs that fall on or before the Closing and the number of days in such period following the Closing with (a) Seller being liable for such Taxes relating to any time period or periods ending on or prior to the Closing Date and (b) Purchaser being liable for such Taxes relating to any time period or periods beginning after the Closing Date. If any such Tax proration is based upon an estimate at Closing, a post-Closing adjustment shall be made by cash settlement between Seller and Purchaser within 30 days after receipt of the actual expense invoices or Tax bill, which adjustment obligation shall survive the Closing. Proration of real property Taxes that are undetermined as of the Closing Date (i) shall be based on the most recently available Tax rate and valuation, giving effect to applicable exemptions, recently-voted millage, change in valuation, and similar items, whether or not officially certified to the appropriate Taxing Authority as of the Closing Date, (ii) shall use a 365-day year and (iii) shall be subject to post-Closing adjustment as provided in the previous sentence. Seller shall be responsible for, and shall indemnify Purchaser and its Affiliates against, any ad valorem Taxes imposed on or with respect to the Purchased Assets in respect of any Pre-Closing Tax Period or Pre-Closing Straddle Period as a result of any administrative or judicial proceeding. Purchaser shall be responsible for any ad valorem Taxes imposed on or with respect to the Purchased Assets in respect of any taxable period or portion thereof beginning after the Closing Date, whether by reason of the purchase and sale effected by this Agreement, any subsequent change of ownership or use, or otherwise. On or before the Closing, Seller shall pay all delinquent ad valorem Taxes or special assessments attributable to any pre-Closing period imposed on or relating to the Purchased Assets or the assets owned by the Companies not contested by Seller in good faith, which contested Taxes or assessments attributable to any pre-Closing period shall remain Seller’s liability.

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(b)          All refunds of ad valorem Taxes, including interest received thereon, received with respect to the Purchased Assets (the “Property Tax Refunds”) for Pre-Closing Tax Periods or Pre-Closing Straddle Periods (applying the principles in Section 8.03(a)) shall be the property of Seller. All Property Tax Refunds for periods beginning after the Closing Date (a “Post-Closing Tax Period”) or in a Post-Closing Straddle Period shall be the property of Purchaser. If a Property Tax Refund belonging to Seller is received by Purchaser, then Purchaser shall remit such refund to Seller within 14 days of receipt by Purchaser. If a Property Tax Refund belonging to Purchaser is received by Seller, any Company or other Asset Seller, then Seller shall remit such refund to Purchaser within 14 days of receipt by Seller, such Company or such Asset Seller. Seller (and any Company or other Asset Seller) and Purchaser shall reasonably cooperate with each other to pursue and obtain Property Tax Refunds; provided, however, that Seller retains the exclusive right to apply for Property Tax Refunds and to appeal property Tax assessments pertaining to all periods ending on or before the Closing Date (collectively, the “Pre-Closing Appeals”), and Purchaser shall have the exclusive right to apply for and control proceedings relating to Property Tax Refunds other than Pre-Closing Appeals. All proceedings relating to Pre-Closing Appeals, to the extent practicable, shall be conducted by and in the name of Seller and as directed by Seller.

Section 8.04.         Transfer Taxes.

(a)          Seller shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns with respect to all excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, transfer, transaction privilege and similar taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), provided that such Tax Returns shall not be filed without the prior review and written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall pay, or cause to be paid, to the applicable Taxing Authorities all Transfer Taxes owed, whether or not reflected on a Tax Return; provided that in the event there is a disagreement as to the amount of Transfer Tax owed which Seller and Purchaser are unable to resolve after discussing the matter in good faith for 10 days, Seller and Purchaser shall mutually appoint the Accounting Firm to resolve their dispute as promptly as practicable and the determination by the Accounting Firm shall be final and binding on them (with the fees and expenses of the Accounting Firm to be borne equally by Purchaser and Seller). Within 30 days after payment, Seller shall provide Purchaser with copies of all such Tax Returns and evidence that all such Taxes have been paid. Purchaser and Seller shall reasonably cooperate to reduce or eliminate Transfer Taxes to the extent permitted by applicable Law. In the event Purchaser (or any of its Affiliates) pays any such Transfer Taxes, Seller shall reimburse Purchaser within 14 days of written demand therefor.

(b)          Without limiting the generality of Section 8.04(a), Seller shall collect, withhold and remit all sales taxes directly to the applicable Taxing Authority. Purchaser shall provide Seller at the Closing with valid resale exemption certificates for all tangible personal property, including inventory, for which Purchaser intends to claim a resale exemption from sales or use Tax.

Section 8.05.         Tax Sharing Agreements; Apportionment; Return Filings; Refunds and Credits.

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(a)          For purposes of this Agreement, the portion of Tax with respect to the Business or Purchased Assets or with respect to the income, property or operations of the Companies that relate to any Straddle Period will be apportioned between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in accordance with this Section 8.05(a). The portion of such Tax attributable to the Pre-Closing Straddle Period shall (i) in the case of Taxes governed by Section 8.05, be pro-rated as provided therein, (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, or withholding taxes, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date, and (iii) in the case of any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period will be deemed to be (A) if the amount of such Tax for the Straddle Period is measured by net worth or such other basis, the amount of such Tax determined as though the taxable values for the entire Straddle Period equal the respective values as of the end of the Closing Date and multiplying the amount of such Tax by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the Straddle Period or (B) if the amount of such Tax for the Straddle Period is measured by net income, the amount of such Tax determined as though the applicable Tax period terminated at the end of the day on the Closing Date. For purposes of this Section 8.05(a), any exemption, deduction, credit or other item that is required to be calculated on an annual basis will be allocated to the Pre-Closing Straddle Period on a pro rata basis by multiplying the total amount of such items for the Straddle Period by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period, and the denominator of which is the number of calendar days in the Straddle Period. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner.

(b)          (i)          At Seller’s expense, Seller or its designee shall prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), in accordance with applicable Law, consistent with past practices, and in proper form with the appropriate Taxing Authority all necessary Tax Returns of or which include or relate to the Companies, the Business or the Purchased Assets for Pre-Closing Tax Periods that are required to be filed (including extensions) on or prior to the Closing Date. Seller shall pay or shall cause to be paid any and all Taxes due with respect to such Tax Returns. Prior to the Closing Date, the Seller shall terminate or cause to be terminated all powers of attorney granted in respect of Taxes of the Companies, other than powers of attorney granted solely in respect of Taxes for which Seller is responsible under Section 8.06. Seller shall inform Purchaser no later than five days before the Closing Date in the event any powers of attorney that have been granted in respect of Taxes of the Companies will not be terminated prior to the Closing Date.

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(ii)         At Seller’s expense, Seller or its designee shall prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), in accordance with applicable Law, consistent with past practices, and in proper form with the appropriate Taxing Authority, all consolidated, combined or unitary Tax Returns of Seller that include or relate to the Companies or any income Tax Return of the Companies with respect to any Pre-Closing Tax Period (including any short period) that are not required to be filed on or prior to the Closing Date (“Seller Tax Returns”). Seller shall pay or shall cause to be paid any and all Taxes due with respect to such Seller Tax Returns. Purchaser shall use all reasonable efforts to provide or cause to be provided to Seller in a timely manner all necessary data and other information to prepare all Seller Tax Returns.

(iii)        Tax Return preparation and filing shall be completed as follows:

(A)         Purchaser or its designee shall prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), in proper form with the appropriate Taxing Authority all Tax Returns required to be filed with respect to any of the Companies for any Straddle Period or Pre-Closing Straddle Period (other than Seller Tax Returns) that are required to be filed after the Closing Date. Purchaser shall prepare, or shall cause to be prepared, all such Tax Returns in a manner consistent with past practice, unless otherwise required by applicable Law.

(B)         Purchaser shall deliver to Seller such Tax Returns (and any relevant work papers or other documents reasonably requested by Seller) for Seller’s review and comment at least 30 days prior to the due date of such Tax Returns (including extensions), and Seller will provide Purchaser with Seller’s comments no later than 10 days before the respective due dates of such Tax Returns. Purchaser shall make such revisions to such Tax Returns as are reasonably requested by Seller, provided that if Purchaser does not agree that a proposed revision should be made then (i) Purchaser and Seller and their representatives shall discuss the issue and attempt in good faith to reach agreement, (ii) if Purchaser and Seller are unable to reach agreement within 10 days then Purchaser and Seller shall mutually appoint the Accounting Firm to resolve their dispute as promptly as practicable and the determination by the Accounting Firm shall be final and binding (with the fees and expenses of the Accounting Firm to be borne equally by Purchaser and Seller) and (iii) Purchaser shall file the applicable Tax Return in such manner as it deems appropriate on the due date (including extensions) therefor if the return is due before the parties’ disagreement is resolved and in such case, upon resolution of the disagreement, shall promptly file an amended Tax Return that is consistent with such resolution.

(C)         Purchaser shall pay the applicable Taxes to the applicable Taxing Authority that are associated with any Tax Returns provided for in this Section 8.05(b)(iii), and Seller shall reimburse Purchaser within 14 days of the filing of such Tax Returns for any Taxes associated with such Tax Returns for which it is responsible under Section 8.06 or otherwise under this Agreement.

(D)         Notwithstanding the foregoing, at Purchaser’s election, Purchaser may direct Seller (and Seller may engage the Accounting Firm) to prepare and file one or more of the foregoing Tax Returns set forth in this Section 8.05(b)(iii) and, to the extent Purchaser so directs Seller (A) the review and consent rights set forth above shall be afforded to Purchaser, and (B) Seller shall pay the applicable Taxes associated with such Tax Returns to the applicable Taxing Authority and Purchaser shall promptly reimburse Seller for any Taxes associated with such Tax Returns for which Seller is not responsible under Section 8.06 or otherwise under this Agreement.

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(E)         Regardless of whether the Purchaser prepares any or all Tax Returns, or directs the Seller to prepare any or all Tax Returns, the costs of the preparation and filing of such Tax Returns of the Accounting Firm shall be allocated between Purchaser and Seller based on the substantive tax liability of Purchaser and Seller under this Agreement with respect to such Tax Returns.

(iv)        Neither Purchaser nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any of the Companies with respect to a Pre-Closing Tax Period or Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Section 8.05(b) to the contrary, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld), Seller shall not change (or permit to be changed) any Tax practice, file any Tax Return, amend any Tax Return, or make (or permit to be made) any Tax election, in each case relating to the Business, a Company or any of the Purchased Assets, in a manner that could result in any Tax liability for a Purchaser Indemnified Party for which that party is not entitled to be indemnified under Section 8.06.

(v)         With respect to any Tax Returns for any Straddle Period, to the extent permissible, but not required, pursuant to applicable Tax Law, Seller may and Purchaser or its Affiliates shall, at Seller’s direction, cause any Company to (A) take all steps as are or may be reasonably necessary, including the filing of elections or returns with applicable Taxing Authorities, to cause such period to end on the Closing Date or (B) if clause (A) is inapplicable, report the operations of the Company only for that portion of such period ending on the Closing Date in a combined, consolidated, or unitary Tax Return filed by Seller or an Affiliate of Seller, notwithstanding that such taxable period does not end on the Closing Date, provided that such actions do not have an adverse impact on Purchaser (or any of its Affiliates), the Business, the Purchased Assets or the Companies for a Post-Closing Tax Period or Post-Closing Straddle Period.

(c)          Purchaser shall pay or cause to be paid to Seller any refunds or credits of Taxes (including interest thereon) paid with respect to the Pre-Closing Tax Period or Pre-Closing Straddle Period received by or credited to Purchaser or a Company within 10 Business Days after the receipt of such refund or the realization of such credit. Seller shall pay or cause to be paid to Purchaser any refunds or credits of Taxes (including interest thereon) paid with respect to the Post-Closing Tax Period or the Post-Closing Straddle Period received by or credited to Seller or any of its Affiliates in respect of a Company, the Business or any Purchased Asset within ten Business Days after the receipt of such refund or the realization of such credit. At Seller’s or Purchaser’s request, Purchaser or any Asset Seller (as applicable) shall use reasonable efforts to cooperate with the requesting party in obtaining such refunds or credits, including through the filing of amended Tax Returns or refund claims, at the requesting party’s own expense. Purchaser and each Asset Seller, respectively, shall each permit the other party to control the prosecution of any such refund claim if the other party is entitled to the applicable refund under this Section 8.05(c) and in such a case, if deemed appropriate by the other party, shall authorize by appropriate powers of attorney such Persons as the other party shall designate to represent the Companies with respect to such refund claim; provided, that the party controlling the prosecution of a refund claim under this Section 8.05(c) shall take reasonable positions consistent with applicable Law, and shall otherwise act reasonably, in prosecuting such claim. If a refund or credit of Taxes that was paid by Purchaser or Seller to the other party in accordance with the first two sentences of this Section 8.05(c) is later denied or disallowed in an audit or other administrative or judicial proceeding, then the party that received such payment in accordance with such sentences shall pay back to the other party the amount of the refund or credit denied or disallowed.

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Section 8.06.         Tax Indemnification.

(a)          From and after the Closing, Seller shall indemnify the Purchaser Indemnified Parties against and hold them harmless from (i) all Liabilities for Taxes of the Companies and Taxes related to the Business or Purchased Assets for any Pre-Closing Tax Period or Pre-Closing Straddle Period, (ii) all other Liabilities for Taxes of Seller and its Affiliates (other than the Companies), including any Liabilities of a Purchaser Indemnified Party for such Taxes as a result of applicable bulk transfer Laws, (iii) all Transfer Taxes and (iv) all Taxes or Covered Losses resulting from a breach of the representations and warranties set forth in Section 3.10. Notwithstanding the foregoing, Seller shall not indemnify and hold harmless any Purchaser Indemnified Party from any Liabilities for Taxes solely attributable to any action taken at or after the Closing outside the ordinary course of business by Purchaser or any of its Affiliates (including any of the Companies) (other than any such action expressly required by applicable Law or by this Agreement) (any of the foregoing actions, a “Purchaser Tax Act”).

(b)          From and after the Closing, Purchaser shall indemnify the Seller Indemnified Parties and hold them harmless from (i) all Liabilities for Taxes of the Companies for any Post-Closing Tax Period or the Post-Closing Straddle Period and (ii) any Liabilities for Taxes solely attributable to a Purchaser Tax Act.

(c)          Procedures Relating to Indemnification of Tax Claims.

(i)          If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to any Purchaser Indemnified Party or Seller Indemnified Party pursuant to this Section 8.06, Purchaser (in the case of any claim in respect of which a Purchaser Indemnified Party might be indemnified) or Seller (in the case of any claim in respect of which a Seller Indemnified Party might be indemnified) shall promptly notify Seller or Purchaser, as applicable, in writing of such claim (a “Tax Claim”). If notice of a Tax Claim is not given in accordance with the preceding sentence within a sufficient period of time to allow the party entitled to such notice to effectively contest such Tax Claim, or in reasonable detail to apprise such party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, such party shall not be liable to any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, to the extent that such party’s position is materially prejudiced as a result thereof.

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(ii)         Subject to the next sentence, with respect to any Tax Claim relating solely to Taxes of any of the Companies, the Business or the Purchased Assets for a Pre-Closing Tax Period, Seller shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, if Purchaser would be required to indemnify any Seller Indemnified Party with respect to any such Tax Claim, then (A) Purchaser shall have the right to participate in the defense of such Tax Claim and to employ counsel, at its own expense, separate from counsel employed by Seller, and (B) without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not enter into any settlement of or otherwise compromise any such Tax Claim to the extent that it adversely affects the Tax liability of Purchaser.

(iii)        With respect to any Tax Claim relating to Taxes of any of the Companies, the Business or the Purchased Assets for a Straddle Period, Purchaser shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, if Seller would be required to indemnify any Purchaser Indemnified Party with respect to any such Tax Claim, then (A) Seller shall have the right to participate in the defense of such Tax Claim and to employ counsel, at its own expense, separate from counsel employed by Purchaser and (B) without the prior written consent of Seller (which consent shall not be unreasonable withheld, conditioned or delayed), Purchaser shall not enter into any settlement of or otherwise compromise any such Tax Claim to the extent that it adversely affects the Tax liability of the Seller.

Section 8.07.         Purchase Price Adjustment. Any payment made by Purchaser or Seller to a Seller Indemnified Party or Purchaser Indemnified Party, as applicable, under Article 8 or Article 12 of this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law (and if applicable Law does require otherwise, then the amount of such payment shall be increased to take into account any Tax imposed on the receipt or accrual of such payment (including a payment made under this Section 8.07)).

Section 8.08.         Survival. Notwithstanding anything in this Agreement to the contrary, all provisions of Article 8, as well as all representations and warranties contained in Section 3.10 of this Agreement, shall survive until 60 days after the expiration of the applicable statute of limitations (taking into account all extensions or waivers thereof, whether voluntary or involuntary).

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ARTICLE 9.

Employees And Employee Benefits

Section 9.01.         Employees and Offers of Employment.

(a)          Except in the case of any Business Employees employed by Juarez Sub, Estonia Sub, or China Sub, effective as of the Closing, Purchaser shall offer employment to each Business Employee, with compensation that is comparable to the base compensation, cash bonus, and where applicable, long term incentive compensation, currently received by each Business Employee. The Business Employees who accept and commence employment with Purchaser and the Company Employees are hereinafter collectively referred to as the “Transferred Employees.”

(b)          Purchaser agrees to comply with any and all Laws governing employment discrimination and employment relations in connection with its hiring processes and procedures for the employment of the Transferred Employees.

(c)          None of the Companies may conduct a mass layoff, plant closing or shutdown that could implicate the WARN Act without advance notification to Purchaser. Each of the Asset Sellers and the Companies shall provide any notices to terminated Employees that may be required under any applicable Law, including the WARN Act, with respect to events that occur before and on the Closing Date.

(d)          Purchaser shall hold, administer and use all books and records relating to the Transferred Employees in accordance with the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder, to the extent applicable thereto. Seller may withhold from Purchaser any portions of such books and records that contain protected information on Transferred Employees or their dependents, to the extent that Seller reasonably determines, in consultation with Purchaser, that disclosure of such information to Purchaser would violate HIPAA.

Section 9.02.         Purchaser Benefit Plans; Assumption of Liabilities.

(a)          Prior to the Closing Date, the Purchaser shall establish benefit, pension, welfare, severance and vacation pay plans that are substantially comparable to such plans currently made available by Seller or its Affiliates to the Transferred Employees, and shall maintain plans substantially comparable in the aggregate to such plans for at least one year following closing. Subject to the provisions in Section 9.02(b), Transferred Employees shall be eligible to participate in Purchaser’s employee benefit, pension, welfare, severance and vacation pay benefit plans that similarly situated Purchaser employees participate in accordance with the terms of such plan.

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(b)          Effective as of the Closing Date, Purchaser will cause all plans and programs of Purchaser and its Affiliates to recognize all service of the Transferred Employees with Seller or any of its respective predecessors and Affiliates to the same extent and for the same purposes thereunder as such service was counted under, similar benefit plans of Seller or any of its predecessors and Affiliates for all purposes (except that, with respect to benefit accrual, such service shall not be counted to the extent that it would result in a duplication of benefits and shall not be counted for purposes of benefit accrual under any defined benefit plan or for purposes of any retiree medical benefits). Any medical, dental or health plan of Purchaser and its Affiliates (a “Purchaser Group Health Plan”) shall not include with respect to any Transferred Employee any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such restrictions or limitations were applicable as of the Closing under any similar plans of Seller or any of its predecessors or Affiliates (a “Seller Group Health Plan”)), and any eligible expenses incurred by any Transferred Employee and his or her covered dependents during the portion of the plan year of such Seller Group Health Plan ending on the date such Transferred Employee’s participation in such Purchaser Group Health Plan begins shall be taken into account under the Purchaser Group Health Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Purchaser Group Health Plan. Purchaser shall cause any severance plan or program to provide that in the event a Transferred Employee shall terminate employment within one year of the Closing, severance benefits payable to such Transferred Employee shall be the amount a similarly situated employee would have been entitled to under Seller’s severance pay plan or program.

(c)          Participation for all Transferred Employees and their covered dependents under the Employee Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Seller Welfare Plans”) shall cease to be effective on the Closing Date. Seller and the Seller Welfare Plans shall be liable for all claims incurred under the Seller Welfare Plans prior to the Closing Date with respect to Transferred Employees and their covered dependents, except for short-term disability that is payable after the Closing Date. Effective immediately after the Closing Date, Purchaser shall be liable for employee benefits and all other welfare benefit plan Liabilities with respect to Transferred Employees, and their covered dependents, if any, incurred after the Closing under Seller’s or its Affiliates employee benefit plans. A claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, sickness, accident and disability programs) or on the date that treatment, services, materials or supplies are provided (for purposes of health care programs).

(d)          Purchaser shall credit each Transferred Employee with the unused vacation, sick leave or personal days to which the Transferred Employee is entitled through the Closing Date that is accrued on the Final Statement (but not yet paid). To the extent required by Law, Seller or its Affiliates shall pay any Transferred Employee the cash value of his or her unused vacation, sick leave or personal days.

(e)          Purchaser shall have the sole responsibility after the Closing for “continuation coverage” benefits provided after the Closing Date for all Transferred Employees and “qualified beneficiaries” of Transferred Employees for whom a “qualifying event” occurs after the Closing Date, and Seller shall retain such responsibility with respect to events occurring on and before the Closing Date. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

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(f)          Purchaser and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee who accepts an employment offer by Purchaser that is consistent with the requirements of Section 9.01(a), including for purposes of any Employee Plans that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing. Purchaser shall be liable and hold the Seller and its Affiliates harmless only for those claims relating to the employment of any Transferred Employee which accrue after the Closing. A claim will “accrue” on the date that the event that gives rise to the claim occurs. Any Transferred Employees located in Mexico that are not Company Employees shall be transferred to Purchaser under the legal form of employer substitution in accordance with Mexican Law, at the same total compensation package to such package provided by their current employer and with recognition of full seniority rights. Such Transferred Employee’s employer and Purchaser shall arrange for the delivery of a notice of employer substitution as required by Mexican Law prior to Closing.

(g)          Prior to the Closing Date, the Purchaser shall establish a defined contribution retirement plan that will accept transfers of assets and liabilities with respect to the Transferred Employees (the “401(k) Plan Participants”). Effective as soon as practicable following the Closing Date, Seller, or any applicable Affiliate, shall effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan and related trust that it maintains to the defined contribution retirement plan and related trust maintained by Purchaser, with respect to the 401(k) Plan Participants, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. In addition, such transfer shall be made in cash except that such portion of each 401(k) Plan Participant’s account as is attributable to an employee loan shall be transferred in kind. In connection with such transfer of assets, Purchaser shall, as of the date of such transfer, assume all of the obligations with respect to the assets and liabilities transferred pursuant to this Section 9.02(g). Upon the transfer of assets and liabilities into Purchaser’s plan, all transferred account balances from Seller’s plan shall become fully vested.

Section 9.03.         No Third Party Beneficiaries. No provision of this Article 9 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of any Asset Seller or Purchaser or any other Person other than the parties hereto and their respective successors and assigns, or constitute or create an employment agreement.

ARTICLE 10.

Conditions to Closing

Section 10.01.         Conditions to Each Party’s Obligations. The obligations of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction or waiver at or prior to Closing of the following conditions:

(a)          all necessary consents, approvals and authorizations of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement (including such approval from the Reserve Bank of India, U.S. Department of State approval of the ITAR Registration, and the clearance, if required, from the Mexican Economic Competition Commission) shall have been obtained, and any applicable waiting period under the HSR Act, if such filing is required relating to the transactions contemplated hereby shall have expired or been terminated; and

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(b)          all authorizations from the U.S. Department of State required for the release to Purchaser of ITAR-controlled technical data related to the Business shall have been obtained; and

(c)          no provision of any applicable Law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated hereby.

Section 10.02.         Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is further subject to the satisfaction or waiver at or prior to Closing of the following conditions:

(a)          (i) Seller shall have performed in all material respects all of its agreements, covenants, undertakings and obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller (other than Seller’s Fundamental Representations) contained in this Agreement and in any Transaction Agreement and certificate or other writing delivered by Seller pursuant hereto shall be true and correct in all respects, in each case determined without regard to any qualifications as to materiality or Material Adverse Effect, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (or, if made as of a specific date, at and as of such date), except, and without derogation of Purchaser’s rights under any other provision of this Agreement, including its right to indemnification relating to such claims pursuant to Article 12 hereof, where such failures to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) Seller’s Fundamental Representations shall be true and correct in all respects as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (or, if made as of a specific date, at and as of such date), and (iv) Purchaser shall have received a certificate signed by an officer of Seller stating that the conditions set forth in this Section 10.02(a) have been satisfied.

(b)          Seller shall have delivered, or caused to be delivered, to Purchaser all of the deliveries required by Section 2.05(c).

(c)          All consents or approvals listed in Schedule 10.02(c), shall have been obtained and Purchaser shall have received copies of such consents.

(d)          CFIUS Approval shall have been obtained.

(e)          There shall have been no change, event or condition of any character that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 10.03.         Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is further subject to the satisfaction or waiver at or prior to Closing of the following conditions:

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(a)          (i) Purchaser shall have performed in all material respects all of its agreement, covenants, undertakings and obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser contained in this Agreement, the Transaction Agreements and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true at and as of the Closing, as if made at and as of such time (or if made as of a specific date, at and as of such date) and (iii) Seller shall have received a certificate signed by an officer of Purchaser stating that the conditions set forth in this Section 10.03(a) have been satisfied.

(b)          Purchaser shall have delivered, or caused to be delivered, to Seller, all of the deliveries required by Section 2.05(b).

Section 10.04.         Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in Section 10.01, Section 10.02 or Section 10.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement and the Transaction Agreements as required by the provisions of this Agreement, including Section 7.01.

ARTICLE 11.

Termination

Section 11.01.         Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)          by mutual written agreement of Seller and Purchaser;

(b)          by either Seller or Purchaser if the Closing shall not have been consummated on or before December 31, 2014 (the “Termination Date”); provided, however if all conditions precedent have been satisfied other than those set forth in Section 10.01(a), the Termination Date shall automatically extend until such conditions precedent have been satisfied; provided, further, however, that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(c)          by either Seller or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Law or Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any material portion of the transactions contemplated by this Agreement and such Law or Governmental Order or other action shall have become final and nonappealable; or

(d)          by either Seller or Purchaser, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other party or if any representation or warranty of such other party shall have become untrue, in either case, such that the conditions set forth in Section 10.02(a) or Section 10.03(a), as the case may be, would not be satisfied and such breach (i) is not cured within 30 days after receipt of written notice thereof or (ii) is incapable of being cured by the applicable party by the Termination Date, provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition as described in this Section 11.01(d).

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The party desiring to terminate this Agreement pursuant to Section 9.01(b), (c) or (d) shall give written notice of such termination to the other party.

Section 11.02.         Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party hereto (or any equityholder, director, officer, employee, agent, consultant or representative of any such party) to any other party to this Agreement; provided, however, that nothing herein shall relieve any party for any willful, intentional, fraudulent or material breach hereof. The provisions Section 7.06 (Public Announcements), Section 11.02 (Effect of Termination) and Article 13 (Miscellaneous) shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12.

Survival; Indemnification

Section 12.01.         Survival.

(a)          The representations and warranties of Seller and Purchaser contained in this Agreement will survive the Closing (i) indefinitely with respect to the Seller’s Fundamental Representations other than Section 3.29 (Compliance with Anti-Corruption Laws); (ii) until 60 days after the expiration of the applicable statute of limitations with respect to Section 3.13 (Employee Benefits), Section 3.28 (Sanctions) and Section 3.29 (Compliance with Anti-Corruption Laws); (iii) until four years after the Closing Date with respect to Section 3.18 (Environmental Matters), and (iv) until 18 months after the Closing Date in the case of all other representations and warranties other than those contained in Section 3.10, the survival of which is dealt with exclusively in Section 8.08.

(b)          The covenants and agreements of the parties hereto contained in this Agreement shall survive indefinitely. None of the covenants, agreements, or representations and warranties contained in this Agreement will be merged into the Deed.

Section 12.02.         Indemnification of Purchaser by Seller.

(a)          From and after the Closing Date, Seller shall indemnify and hold harmless Purchaser or its Affiliates and their respective officers, directors, employees and agents (including, from and after the Closing, the Companies) (collectively, the “Purchaser Indemnified Parties”) from and against any Covered Losses suffered or incurred by any such Purchaser Indemnified Parties directly or indirectly resulting from, arising out of or relating to: (i) any breach of, misrepresentation of or inaccuracy in, as of the date of this Agreement or as of the Closing Date, any representation or warranty of Seller in this Agreement (other than Section 3.10, which is dealt with exclusively in Article 8) (provided, that, for purposes of determining the existence of or the amount of any Covered Losses, the applicable representations and warranties shall be read without regard and without giving effect to materiality, Material Adverse Effect or any similar standard or qualification therein, as if such standard or qualification were deleted from such representation or warranty); (ii) any nonfulfillment or breach of any covenant or agreement made by Seller in this Agreement; (iii) any Retained Liability; and (iv) any of the matters set forth on Schedule 12.02(a)(iv).

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(b)          The Purchaser Indemnified Parties shall not be entitled to assert any indemnification pursuant to Section 12.02(a)(i) after the expiration of the applicable survival period with respect to misrepresentations of or inaccuracies in the representations and warranties of Seller referenced in Section 12.01(a); provided, however, that if, on or prior to such expiration of the applicable survival period, a notice of claim shall have been given to Seller in accordance with Section 12.05 for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 12.

(c)          Any indemnification of a Purchaser Indemnified Party pursuant to this Section 12.02 shall be effected by wire transfer or transfers of immediately available funds from Seller to an account or accounts designated in writing by the applicable Purchaser Indemnified Party to Seller within 15 days after the final determination thereof.

(d)          Purchaser’s Knowledge, prior to the Closing Date, of any inaccuracy in or breach of the representations or warranties of Seller contained in this Agreement shall not derogate any Purchaser Indemnified Party’s rights or remedies after the Closing with respect to indemnification by Seller in respect of any such inaccuracy or breach.

Section 12.03.         Indemnification of Seller by Purchaser.

(a)          From and after the Closing Date, Purchaser and its Affiliates shall indemnify and save and hold harmless Seller, its Affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any Covered Losses suffered or incurred by any such Seller Indemnified Parties resulting from or arising out of: (i) any breach of, misrepresentation of or inaccuracy in, as of the date of this Agreement or as of the Closing Date, any representation or warranty of Purchaser in this Agreement; (ii) any nonfulfillment or breach of any covenant or agreement made by Purchaser in this Agreement; and (iii) any Assumed Liability.

(b)          The Seller Indemnified Parties shall not be entitled to assert any indemnification in accordance with Section 12.03(a)(i) after the expiration of the applicable survival period with respect to misrepresentations of or inaccuracies in the representations and warranties of Purchaser referenced in Section 12.01(a); provided, however, that if on or prior to the expiration of the applicable survival period, a notice of claim shall have been given to Purchaser pursuant to Section 12.05 for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 12.

(c)          Any indemnification of a Seller Indemnified Party pursuant to this Section 12.03 shall be effected by wire transfer or transfers of immediately available funds from Purchaser to an account or accounts designated by the applicable Seller Indemnified Party to Purchaser within 15 days after the final determination thereof.

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Section 12.04.         Determination of Covered Losses. The amount of any Covered Loss subject to indemnification hereunder shall be calculated net of (a) any net insurance proceeds actually received by the indemnitee on account of such Covered Loss and (b) the present value of any net Tax benefit recognized by the indemnitee arising from the recognition of the Covered Loss and any other payment received with respect to a Covered Loss (and in computing the net Tax benefit, any Tax cost resulting from receipt or accrual of an indemnification payment (including reduction in depreciation or amortization deductions with respect to the Purchased Assets and the assets of the Companies) shall be taken into account (without reduction for any “deductible,” “self insurance retention” or any similar risk retention liabilities in respect of applicable insurance policies or other expenses incurred in connection with such recovery). The indemnitee shall (a) use its commercially reasonable efforts to seek recovery under all insurance policies covering any Covered Loss and (b) use its commercially reasonable efforts to mitigate any actual or potential Covered Loss, in each case to the same extent as it would if such Covered Loss were not subject to indemnification pursuant to the terms of this Agreement. In the event any payment is made in respect of Covered Losses, the indemnitor who made such payment shall be subrogated to the extent of such payment to any related rights of recovery of the indemnitee receiving such payment against any third party. In the event that an insurance recovery is actually received by the indemnitee with respect to any Covered Loss for which it has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery or benefit actually received shall be made promptly to the indemnitor that provided such indemnification to the indemnitee.

Section 12.05.         Procedures Relating to Indemnification.

(a)          In order for an indemnified party to be entitled to any indemnification provided for under this Article 12 in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible), of the Third-Party Claim as promptly as reasonably practicable after receipt by such indemnified party of notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, within ten Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

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(b)          If a Third-Party Claim is made against an indemnified party, the indemnifying party will (unless the claim by the indemnified party is a type for which the indemnifying party’s liability may be limited under Section 12.06(b)) be entitled to participate in the defense thereof and, if it so chooses, upon written notice to the indemnified party to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the indemnified party determines in good faith that the Third-Party Claim involves potential conflicts of interest between the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall use commercially reasonable efforts to cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s reasonable request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and the use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The indemnifying party may pay, settle or compromise a Third-Party Claim without the written consent of the indemnified party, so long as such settlement (i) includes an unconditional release of the indemnified party from all liability in respect of such Third-Party Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iv) does not otherwise obligate or materially and adversely affect the indemnified party in any other way whatsoever, including with respect to making any payments of any kind.

(c)          Notwithstanding the foregoing, the indemnified party may, at the sole cost and expense of the indemnified party, at any time prior to the indemnifying party’s delivery of the notice referred to in the first sentence of this Section 12.05(b), file any motion, answer or other pleadings or take any other action in respect of such Third-Party Claim that the indemnified party reasonably believes to be necessary or appropriate to protect its interests.

(d)          If the indemnifying party is not entitled to assume the defense of a Third Party Claim pursuant to the foregoing provisions or does assume the defense but does not contest such Third Party Claim in good faith, then the indemnified party may conduct and control, through counsel of its own choosing and at the expense of the indemnifying party, the settlement or defense thereof, and the indemnifying party shall cooperate with it in connection therewith. The failure of the indemnified party to conduct or control such defense shall not relieve the indemnifying party of any obligation it may have hereunder. Any defense costs required to be paid by the indemnifying party shall be paid as incurred, promptly against delivery of invoices therefor.

(e)          If any indemnified party desires to assert any claim for indemnification provided for under this Article 12 other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim promptly after becoming aware of the existence of such claim; provided, however, that the failure of an indemnified party to notify the indemnifying party shall relieve the indemnifying party from its obligation to indemnify only to the extent that the indemnifying party is actually prejudiced as a result of such failure.

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Section 12.06.         Limitations on Indemnification.

(a)          Seller shall have no liability for indemnification pursuant to Section 12.02(a)(i) (other than with respect to Seller’s Fundamental Representations) unless Covered Losses with respect thereto exceed in the aggregate $750,000, in which case Seller shall be liable for all such Covered Losses in excess of $500,000, subject to Section 12.06(b).

(b)          Seller shall have no liability for indemnification pursuant to Section 12.02(a)(i) (other than with respect to Seller’s Fundamental Representations and Section 3.18 (Environmental Matters)) for Covered Losses in excess of $10,000,000 in the aggregate.

(c)          Seller shall have no liability for indemnification pursuant to Section 12.02(a)(iv) for Covered Losses in excess of $65,700,000 in the aggregate.

(d)          The limitations set forth in Section 12.06 shall not apply to indemnification claims made by Purchaser pursuant to Section 8.06, Section 12.02(a)(i) with respect to Seller’s Fundamental Representations or the representations set forth in Section 3.20, Section 12.02(a)(ii), or Section 12.02(a)(iii).

(e)          Notwithstanding Section 12.06(b), Seller shall have no liability for indemnification pursuant to Section 12.02(a)(i) with respect to Seller’s representations and warranties set forth in Section 3.18 (Environmental Matters) in excess of $32,850,000 in the aggregate.

(f)          No claim for indemnification shall be made with respect to Covered Losses to the extent (but only to the extent) there has been a corresponding reduction in the calculation of the Purchase Price for such Covered Losses.

(g)          No indemnified party shall be entitled to recover from an indemnifying party more than once in respect of the same Covered Losses.

(h)          Unless otherwise required by applicable Law, all payments made with respect to the rights of indemnity under Article 12 shall be treated as adjustments to the Purchase Price for all Tax purposes.

Section 12.07.         Environmental Indemnity Matters.

(a)          Claims for indemnification made pursuant to (i) Section 12.02(a)(i) with respect to Section 3.18 (Environmental Matters) and (ii) Section 12.02(a)(iv) shall be subject to the following additional limitations:

(i)          Neither Purchaser nor any of its Affiliates will initiate on its own or instigate with any Governmental Authority any soil and/or groundwater testing of any Facility unless (A) required by Environmental Law, or (B) in the normal course of a sale of such Facility; provided, however, nothing contained herein shall prohibit or limit Purchaser or any of its Affiliates from performing normal excavation and construction activities to renovate, demolish or construct appurtenances or buildings on the Facility in the ordinary course of business and to perform such soil and/or groundwater testing as may be necessary to allow for safe, efficient and effective excavation or construction. So long as Seller has indemnification obligations under (X) Section 12.02(a)(i) with respect to Section 3.18 (Environmental Matters) or (Y) Section 12.02(a)(iv), Purchaser or its Affiliates shall provide Seller written notice 30 days prior to the initiation of soil or groundwater testing at any Facility.

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(ii)         Any Remedial Action must be required by Environmental Laws and consistent with the continued use of the Facilities for the current purpose or for another substantially similar commercial purpose or for an industrial purpose.

(iii)        Any Remedial Action selected shall be the most cost effective alternative permitted under applicable Environmental Laws that does not cause or result in a material interference with the Business and may include, without limitation, the use of risk assessments, deed restrictions, institutional controls and industrial remediation standards. Seller shall have the right to advise and participate in the selection of Remedial Actions and may participate in any meetings with regulatory authorities with respect to any matter covered under this indemnity.

Section 12.08.         Exclusive Remedy. This Article 12 shall be the exclusive remedy of the parties hereto following the Closing for any losses arising out of any misrepresentation or breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except for any fraudulent or intentional breach or willful misconduct. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted by applicable Law, any and all rights, claims and causes of action (other than as otherwise provided in this Agreement and other than rights, claims, or causes of action arising from fraud) it may have against the other party arising under or relating to the Business, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Retained Liabilities, this Agreement, any document or certificate delivered in connection herewith (other than the Warren Sublease, the Servicing Agreement or the Transition Services Agreement) or any Law relating thereto (except pursuant to the indemnification provisions set forth in this Article 12).

ARTICLE 13.

Miscellaneous

Section 13.01.         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic facsimile transmission) and shall be given:

if to Purchaser, to:

Motherson Sumi Systems Limited

C-14 A&B, Sector-1

Noida - 201301

Distt. Gautam Budh Nagar, (U.P.) India

Attention: G. N. Gauba, Chief Financial Officer

Facsimile No: +91-120-2521866, 2521966

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with a copy (which shall not constitute notice) to:

Jones Day

325 John H. McConnell Blvd., Suite 600

Columbus, Ohio 43215

Attention: Randall Walters

Facsimile No: 614-461-4198

if to Seller, to:

Stoneridge, Inc.

9400 East Market Street

Warren, Ohio 44484

Attention: John C. Corey, President and Chief Executive Officer

Facsimile No: 330-856-4618

with a copy (which shall not constitute notice) to:

Tucker Ellis LLP

950 Main Avenue, Suite 1100

Cleveland, Ohio 44113-7213

Attention: Robert Loesch

Facsimile No: 216-592-5009

or such other address or electronic facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.         Amendments and Waivers. Any provision of this Agreement may be amended, supplemented, modified or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, supplement or modification, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 13.03.         Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the matters contemplated hereby shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Seller and Purchaser shall each pay half of the filing fee of the notification and report form, if any, required for the transactions contemplated hereby, including pursuant to the HSR Act.

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Section 13.04.         Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the consent of each other party hereto, which consent may not unreasonably be withheld or delayed.

Section 13.05.         Governing Law. This agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to the conflicts of law rules thereof.

Section 13.06.         Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Ohio, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of Ohio (and, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, any federal district court located in the State of Ohio) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 13.01.

Section 13.07.         Waiver of Punitive and Other Damages and Jury Trial.

(a)          Each party to this Agreement expressly waives and foregoes any right to recover punitive or exemplary damages (except with respect to fraud, willful misconduct or intentional breach) in any arbitration, lawsuit, litigation or proceeding arising out of or resulting from any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)          EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS Section 13.07.

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Section 13.08.         Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The electronic transmission (including through facsimile or e-mail transmission) of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the parties hereto, their respective successors and assigns and the Purchaser Indemnified Parties and the Seller Indemnified Parties.

Section 13.09.         Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the Transaction Agreements, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.

Section 13.10.         Disclosure Schedule. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Disclosures included in any Section of the Disclosure Schedule shall be considered to be made for purposes of all other sections of the Disclosure Schedule to the extent that the relevance of any such disclosure to any other Section of the Disclosure Schedule is reasonably apparent on its face. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule.

Section 13.11.         Reliance. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver of or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 13.12.         Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and if the rights or obligations of any party hereto will not be materially and adversely affected thereby, this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.

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Section 13.13.         Judgment Currency. In the event of a judgment or order being rendered by any court or tribunal having jurisdiction thereof, for the payment of any amounts owed by any party hereunder or for the payment of damages resulting from any breach of this Agreement or any other and if such judgment or order is expressed in a currency (“Judgment Currency”) other than dollars currency of the United States (“Dollars”), each party hereby agrees to indemnify and hold the other harmless against any deficiency in terms of Dollars in the amount received by the other arising out of or resulting from any variation in (i) the rate of exchange at which Dollars are converted into the Judgment Currency and, (ii) the rate of exchange at which the payee of such amounts is able to purchase Dollars with the amount of the Judgment Currency actually received on the Business Day following such receipt. The indemnity obligation setout herein shall constitute a separate and independent obligation of each party from its other obligations assumed hereunder. The term rate of exchange shall include any premiums, commissions and costs of exchange payable in connection with the purchase of, or conversion into Dollars. Each party represents and warrants that all amounts payable to the other party hereunder are payable outside of Mexico and hence shall be paid specifically in Dollars as the provisions of article 8 of the Monetary Law of Mexico do not apply to obligations payable outside of Mexico (regardless of whether specific performance of such obligation in Mexico is required as a result of a breach of the payment obligation of the obligor thereof). Should it be required to convert any amount of Dollars into Mexican pesos for any reason, the exchange rate utilized for such purpose shall be the exchange rate quoted by Banco Nacional de Mexico, S.A. as its purchase price for Dollars for the date the payment is made.

Section 13.14.         Arbitration. Seller may elect to arbitrate any legal actions or proceedings brought by either party in respect of this Agreement prior to the Closing of the transactions contemplated hereby, and Purchaser and Seller irrevocably agree that any such action or proceeding shall be submitted for settlement under the rules of arbitration of JAMS (the “Arbitration Rules”) subject to the following conditions:

(a)          The arbitral tribunal shall be composed of three arbitrators appointed in accordance with the Arbitration Rules. One arbitrator shall be nominated by the claimant, one shall be nominated by the respondent within 10 Business Days of the service of the request for arbitration, and the third, who will act as chairman, shall be nominated by the first two arbitrators or, failing such nomination and appointment within 10 Business Days of the nomination and appointment of the second arbitrator, by the International Chamber of Commerce. In the event that the dispute involves more than two parties, all arbitrators will be selected and appointed by the International Chamber of Commerce in accordance with the Arbitration Rules.

(b)          The place and seat of arbitration shall be Washington, D.C., unless otherwise agreed by the Parties.

(c)          The language of the arbitration shall be English. Where the original language of a document is not English, a true and accurate translation into English shall be provided at the same time as the evidence is produced in its original language.

(d)          The joinder of or claims against any third parties to any dispute between the parties herein, shall not render this arbitration agreement void, inoperative or incapable of performance and the parties agree that joinder of or claims against such third parties who are not parties to this arbitration agreement shall not be pleaded or raised as a defense to defeat, delay or avoid any arbitration proceedings commenced or to be commenced pursuant to this arbitration agreement.

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(e)          The rights and obligations set forth in this Section 13.14 shall terminate and be of no further force and effect following the Closing.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STONERIDGE, INC.

By:	/s/ George E. Strickler
Name:	George E. Strickler
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

MOTHERSON SUMI SYSTEMS LIMITED

By:	/s/ Vivek Chaand Sehgal
Name:	Vivek Chaand Sehgal
Title:	Chairman

MSSL (GB) LIMITED

By:	/s/ Ashok Tandon
Name:	Ashok Tandon
Title:	Director

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Exhibit A

Working Capital Definition

Exhibit B

Form of Assumption Agreement

EXHIBIT C

Form of Real Estate Assignment and Assumption Agreement

Exhibit D

Form of Assignment of Assigned Contracts

Exhibit E

Form of Deed

Exhibit F

Form of Bill of Sale

Exhibit G

Form of Intellectual Property Assignment

Exhibit H

Accounting Methods

Exhibit I

Form of Press Release

Exhibit J

FORM OF RELEASE

Exhibit K

FORM OF TRANSITION SERVICES AGREEMENT

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